                                                                    Exhibit 10.1

GLEISS LUTZ HOOTZ HIRSCH
         RECHTSANWÂLTE

                                                               Notarized Version
                                                               November 26, 2001

                                 PROJECT CAPITAL

                                AGREEMENT ON THE
                           SALE AND PURCHASE OF SHARES
                           SCHAEFF GROUP OF COMPANIES

                              NOTARIZATION REQUIRED

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -1-
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                  AGREEMENT ON THE SALE AND PURCHASE OF SHARES

                                     between

1.   Hans Schaeff, Haldenstrasse 26, 74595 Langenburg, Germany

                                                  - hereinafter "Hans Schaeff" -

2.   Karl Schaeff, Hofratshalde 16, 74595 Langenburg, Germany

                                                  - hereinafter "Karl Schaeff" -

3.   Alexander Schaeff, Ödenbühlsteige 12, 74523 Schwäbisch Hall, Germany

                                             - hereinafter "Alexander Schaeff" -

4.   Harald Schaeff, Blumenröder Strasse 88, 65549 Limburg, Germany

                                                - hereinafter "Harald Schaeff" -

5.   Annette Walser-Schaeff, Suhlburger Strasse 91,74547 Untermünkheim/
     Obermünkheim, Germany

                                        - hereinafter "Annette Walser-Schaeff" -

6.   Peter Schaeff, Kohlhökerstrasse 19, 28203 Bremen, Germany

                                                 - hereinafter "Peter Schaeff" -

                                       and

7.   TEREX Corporation, 500 Post Road East, Suite 320, Westport Connecticut
     06880, USA

                                                         - hereinafter "TEREX" -

8.   PPM Deutschland GmbH TEREX Cranes with its registered office (Sitz) in
     Dortmund; registered with the Commercial Register of the Local Court
     Dortmund under HRB 12258

                                                      - hereinafter "PPM GmbH" -

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -2-
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     Hans Schaeff, Karl Schaeff, Alexander Schaeff, Harald Schaeff, Annette
     Walser-Schaeff and Peter Schaeff and/or their separate Asset Management
     Companies (as defined below) are also referred to hereinafter jointly as the "Sellers" or individually as a "Seller".

     PPM GmbH is also referred to hereinafter as the "Buyer".

     Hans Schaeff, Karl Schaeff, Alexander Schaeff, Harald Schaeff, Annette
     Walser-Schaeff, Peter Schaeff (and/or their separate Asset Management
     Companies (as defined below)), TEREX and Buyer are also referred to hereinafter jointly as the "Parties" or individually as a "Party".

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -3-
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Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -4-
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                                    Preamble

1.   Schaeff Holding KG. Schaeff Holding GmbH & Co. KG is a limited partnership
     (Kommanditgesellschaft) duly incorporated under the laws of the Federal
     Republic of Germany with registered offices in Langenburg (hereinafter
     "Schaeff Holding KG"). Schaeff Holding KG is registered with the Commercial
     Register of the Local Court Crailsheim under HRA 380.

     (a)  The stated capital (Kommanditkapital) of Schaeff Holding KG is fixed and amounts to DM 5,000,000.00 (in Words: Deutsche Mark five million)
          (hereinafter the "Stated Capital"). The Sellers are the limited partners of Schaeff Holding KG having the following interests
          (Kommanditanteile) in the Stated Capital:

          (a)     Hans Schaeff:                   DM      1,500,000.00;
          (b)     Karl Schaeff:                   DM      1,500,000.00;
          (c)     Alexander Schaeff:              DM        500,000.00;
          (d)     Harald Schaeff:                 DM        500,000.00;
          (e)     Annette Walser-Schaeff:         DM        500,000.00;
          (f)     Peter Schaeff:                  DM        500,000.00.

          The general partner (Komplementärin) of Schaeff Holding KG, Schaeff
          Holding Verwaltung GmbH, has no interest in the Stated Capital. The interests in the Stated Capital are hereinafter collectively referred to as the "Schaeff Holding KG Shares" or solely each as "Schaeff
          Holding KG Share".

     (b)  The Sellers' capital contributions on the respective Schaeff Holding
          KG Shares as stated above (Einlagen) are equal to the amount registered with the Commercial Register (Haftsumme). The capital contributions on the Schaeff Holding KG Shares have been transferred to Schaeff Holding KG in their full amount. No repayments have been made.

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -5-
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     (c)  The purpose of Schaeff Holding KG is the ownership of shares and interests in other companies, partnerships or businesses as well as the rendering of services for such companies, partnerships or businesses, in particular, but not limited to, the finance and personal management for subsidiaries.

2.   Schaeff Holding GmbH. Schaeff Holding Verwaltungs-GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated under the laws of the Federal Republic of Germany with registered offices in Langenburg (hereinafter "Schaeff Holding GmbH"). Schaeff Holding GmbH is registered in the Commercial Register of the Local Court of Crailsheim
     under HRB 303.

     (a)  The nominal share capital of Schaeff Holding GmbH amounts to DM
          50,000.00 (in words: Deutsche Mark fifty thousand) (hereinafter referred to as the "Schaeff Holding GmbH Nominal Share Capital"). Hans
          Schaeff and Karl Schaeff are the sole shareholders of Schaeff Holding
          GmbH. Hans Schaeff holds one share in the nominal amount of DM
          20,000.00 (in words: Deutsche Mark twenty thousand), Karl Schaeff holds one share in the nominal amount of DM 30,000.00 (in words:
          Deutsche Mark thirty thousand). The shares in the Schaeff Holding GmbH
          Nominal Share Capital are hereinafter collectively referred to as the
          "Schaeff Holding GmbH Shares" or solely each as "Schaeff Holding GmbH
          Share". The initial contributions on the Schaeff Holding GmbH Shares have been transferred to Schaeff Holding GmbH in their full amount. No repayments have been made.

     (b)  Schaeff Holding GmbH is the general partner of Schaeff Holding KG. The purpose of Schaeff Holding GmbH is the management of the business and the representation of Schaeff Holding KG as well as of Schaeff
          Grundbesitz GbR (as defined hereinafter).

     (c)  The managing directors (Geschäftsführer) of Schaeff Holding
          GmbH are Hans Schaeff, Karl Schaeff and Leo Stehr.

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -6-
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3.   Schaeff Grundbesitz GbR. Schaeff Frundbesitz Gmbh & Co. Gbr is a
     partnership under the Civil Code (Gesellschaft bürgerlichen Rechts) duly incorporated under the laws of the Federal Republic of Germany with registered offices in Langenburg (hereinafter "Schaeff Grundbesitz GbR").
     The rights and obligations of the partners are stipulated in the articles of partnership of Schaeff Grundbesitz GmbH & Co. GbR as of December 25,
     1995 in the form as of December 21, 1998.

     (a)  The equity capital of Schaeff Grundbesitz GbR which is not fixed
          (hereinafter the "Equity Capital") as per December 31, 2000
          (calculated pursuant to § 247 German Commercial Code (HGB))
          amounts to EUR 6,135,912.51 (in words: Euro six million one hundred thirty five thousand nine hundred twelve 51/100) (hereinafter the
          "Schaeff Grundbesitz GbR Equity Capital as per December 31, 2000").
          The Sellers and Schaeff Holding GmbH are the sole partners of Schaeff
          Grundbesitz GbR having the following interests (Gesamthandsanteile) in
          Schaeff Grundbesitz GbR:

          (a)     Hans Schaeff:                              5%
          (b)     Karl Schaeff:                              5%
          (c)     Alexander Schaeff:                     22.50%
          (d)     Harald Schaeff:                        22.50%
          (e)     Annette Walser-Schaeff:                22.50%
          (f)     Peter Schaeff:                         22.50%

          Schaeff Holding GmbH has no interest in the Equity Capital. The interests in Schaeff Grundbesitz GbR as well as the interest of
          Schaeff Holding GmbH in Schaeff Grundbesitz GbR are hereinafter collectively referred to as the "Schaeff Grundbesitz GbR Shares" or solely each as "Schaeff Grundbesitz GbR Share". The Parties are in
          Agreement that Hans Schaeff and Karl Schaeff may, between Signing (as defined below) and Closing (as defined below), each transfer their
          Schaeff Grundbesitz GbR Shares in their entirety to Schaeff Holding
          KG.

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -7-
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     (b)  The purpose of Schaeff Grundbesitz GbR is the use and the management of the real estate owned by Schaeff Grundbesitz GbR (hereinafter the
          "Real Estate"), in particular the leasing and letting of the Real
          Estate to the companies of the Schaeff Group of Companies (as defined hereinafter).

4.   Schaeff Limited. Schaeff Limited, Rotherham, England, is a company according to the laws of England and Wales with registered offices in
     Rotherham (hereinafter "Schaeff Limited"). The share capital of Schaeff
     Limited is GBP 100.00 (in words: one hundred pounds sterling). It is split into 100 shares of GBP 1.00 each. The sole shareholders of Schaeff Limited are Hans Schaeff and Karl Schaeff. Hans Schaeff holds 50 shares of GBP 1.00 each, Karl Schaeff holds 50 shares of GBP 1.00 each. The shares in the share capital of Schaeff Limited are hereinafter collectively referred to as the "Schaeff Limited Shares" or solely each as "Schaeff Limited Share".
     The initial contributions on the Schaeff Limited Shares have been transferred to Schaeff Limited in their full amount. No repayments have been made.

5.   Schaeff & Co. (UK). Schaeff & Co. (UK) (formerly: Webster Schaeff & Co.),
     Rotherham, England, is a company according to the laws of England and Wales with registered offices in Rotherham (hereinafter "Schaeff & Co. UK")
     registered with the Company House under No. LP 4918. The share capital of
     Schaeff & Co. UK is GBP 46,836.00 (in words: forty six thousand eight hundred thirty six pounds sterling). It is split into 46.836 shares of GBP
     1.00 each. The sole shareholders of Schaeff & Co. UK are the Sellers and
     Schaeff Service Limited (as defined hereinafter), holding the following shares in the share capital of Schaeff & Co. UK:

     (a)     Hans Schaeff:                            GBP           8,265
     (b)     Karl Schaeff:                            GBP           8,265
     (c)     Alexander Schaeff:                       GBP           7,347
     (d)     Harald Schaeff:                          GBP           7,347
     (e)     Annette Walser-Schaeff:                  GBP           7,347
     (f)     Peter Schaeff:                           GBP           7,347
     (g)     Schaeff Service Limited                  GBP             918

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -8-
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     The shares in the share capital of Schaeff & Co. UK, except the shares held by Schaeff Service Limited, are hereinafter collectively referred to as the
     "Schaeff & Co. UK Shares" or solely each as "Schaeff & Co. UK Share". The initial contributions on the Schaeff & Co. UK Shares have been transferred to Schaeff & Co. UK in their full amount. No repayments have been made. For clarification purposes it is hereby set forth that Schaeff & Co. UK
     (formerly: Webster Schaeff & Co.) and Webster Schaeff (as defined in Annex
     P-9-A below) (formerly: Schaeff & Co UK) have switched their names.

6.   Schaeff Service Limited. Schaeff Service Limited, (formerly Neatwall
     Limited), Rotherham, England, is a company according to the laws of England and Wales with registered offices in Rotherham (hereinafter "Schaeff
     Service Limited") registered with the Company House under No. 3046055. The share capital of Schaeff Service Limited is GBP 2 (in words: two pounds sterling). It is split into two shares of GBP one (1) each. The sole shareholders of Schaeff Service Limited are Alexander Schaeff and Schaeff
     Holding KG. Alexander Schaeff holds 1 share of GBP one (1), Schaeff Holding
     KG holds 1 share of GBP one (1). The share held by Alexander Schaeff in the share capital of Schaeff Limited is hereinafter referred to as the "Schaeff
     Service Limited Share". The initial contributions on the Schaeff Service
     Limited Share have been transferred to Schaeff Service Limited in their full amount. No repayments have been made.

7.   Exlo Limited. Exlo Limited, Bangkok, Thailand, is a company according to the law of Thailand with registered offices in Bangkok (hereinafter "Exlo
     Limited"). The authorized share capital of Exlo Limited is THB 5,700,000.00
     (in words: Thailand Baat five million seven hundred thousand). It is split into 27.360 common shares of THB 100 each and into 29.640 preferred shares of THB 100 each. The common shares are held by Erling Pakula, Hartwig
     Schüler and Karl Schaeff. Erling Pakula holds 9.120 common shares of THB
     100 each, Hartwig Schüler holds 9.120 common shares of THB 100 each and
     Karl Schaeff holds 9.120 common shares of THB 100 each. The 29.640 preferred shares are held by four Thais as trustees for Erling Pakula,
     Hartwig Schüler and Karl Schaeff (hereinafter referred to as the
     "Trustees").

Agreement on the Sale and Purchase of Shares as of November 26, 2001    Page -9-
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     The common shares held by Karl Schaeff in the authorized share capital of
     Exlo Limited are hereinafter collectively referred to as the "Exlo Limited
     Shares" or solely referred to as "Exlo Limited Share". Karl Schaeff holds the Exlo Limited Shares as trustee for Schaeff Holding KG based on a fiduciary contract (hereinafter referred to as the "Fiduciary Contract").
     The initial contribution on the Exlo Limited Shares has been transferred to
     Exlo Limited in its full amount. No repayments have been made.

8.   Parent Companies. The Companies listed under nos. 1 to 6 of this Preamble are hereinafter referred to collectively as the "Parent Companies" or each individually as a "Parent Company". Exlo Limited shall not form part of the
     Parent Companies but be dealt with separately in Section 2.3 of this
     Agreement.

9.   Subsidiaries. Schaeff Holding KG holds, as far as otherwise stated
     expressively in this Agreement or in Annex P 9-A, all shares and/or has
     100% of the interest (as the case may be) of the companies listed in Annex
     P 9-A. The Companies listed in Annex P 9-A are hereinafter collectively referred to as the "Schaeff Holding KG Subsidiaries" or each solely referred to as a "Schaeff Holding KG Subsidiary" (as the case may be). The
     Schaeff Holding KG Subsidiary Karl Schaeff KG (as defined in Annex P 9-A)
     holds, unless expressly stated in this Agreement or in Annex P 9-B, all shares and/or has 100% of the interest (as the case may be) of the companies listed in Annex P-9-B. The companies listed in Annex P 9-B are hereinafter collectively referred to as the "Karl Schaeff KG Subsidiaries"
     or each solely referred to as a "Karl Schaeff KG Subsidiary" (as the case may be). The Schaeff Holding KG Subsidiary Fuchs KG (as defined in Annex P
     9-A) holds, unless expressly stated in this Agreement or in Annex P 9-C, all shares and/or has 100% of the interest (as the case may be) of the companies listed in Annex P 9-C. The companies listed in Annex P 9-C are hereinafter collectively referred to as the "Fuchs KG Subsidiaries" or each solely referred to as a "Fuchs KG Subsidiary" (as the case may be). The
     Schaeff Holding KG Subsidiaries, the Karl Schaeff KG Subsidiaries and the
     Fuchs KG Subsidiaries are hereinafter collectively referred to as the
     "Subsidiaries" or each solely referred to as a "Subsidiary" (as the case may be).

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -10-
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10.  Schaeff Group of Companies. The Parent Companies and the Subsidiaries are
     collectively referred to hereinafter as the "Schaeff Group of Companies" or solely as a "Company of the Schaeff Group of Companies". The Schaeff Group
     of Companies is currently engaged in the businesses of the development, production and sales of compact construction equipment, i.e. (i) mini excavators (i.e. 1.5 to 4.0 tons), (ii) midi excavators on wheels and tracks (i.e. up to 11.0 tons) and (iii) wheelloaders from 50hp to 140hp, the development, production and sales of material handling machines on wheels and on tracks (i.e. 20.0 to 65.0 tons) and the development, production and sales of stand up electric lift trucks for the warehousing industry (hereinafter referred to jointly as the "Business of the Schaeff
     Group of Companies").

11.  Real Estate. Schaeff Grundbesitz GbR is the owner of, inter alia, the plant premises used by the Schaeff Group of Companies. The real estate owned by
     Schaeff Grundbesitz GbR, the plot number of the respective Land Registers as well as the encumbrances on the real estate owned by Schaeff Grundbesitz
     GbR (hereinafter referred to as the "Encumbrances") are listed in Annex
     P-11. The real estate owned by Schaeff Grundbesitz GbR is hereinafter collectively referred to as the "Real Estate". The Parties are aware of the
     Real Estate and the Encumbrances as set forth in Annex P-11. They hereby dispense with them being listed in this Agreement individually.

12.  TEREX. TEREX is a corporation established under the laws of the state
     Delaware, USA, based in Westport, Connecticut, USA, with its common stock listed on the New York Stock Exchange. TEREX is a diversified global manufacturer and is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under various brand names.

13.  PPM GmbH. PPM GmbH is a Limited Liability Company (Gesellschaft mit
     beschränkter Haftung) established under German law with a nominal share capital (Stammkapital) of DM 2,000,000.00 (in words: Deutsche Mark two million), with its registered office (Sitz) in Dortmund; registered in the
     Commercial Register of the Local Court Dortmund under HRB 12258. TEREX is the sole shareholder of PPM GmbH.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -11-
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14.  Intended Sale and Transfer of Shares. The Sellers intend to sell the entire
     Schaeff Group of Companies, except Exlo Limited, to the Buyer. Therefore, the Sellers intend to sell their shares in the Parent Companies, but not the Exlo Limited Shares, (hereinafter collectively referred to as the "Sale
     Shares"). The shares in the Companies of the Schaeff Group of Companies held by third parties as indicated in Annex P 9-A, Annex P 9-B and Annex P
     9-C shall not be part of the intended sale. The Buyer intends to purchase the Sale Shares. With respect to the Exlo Limited Shares, the Sellers intend, however, in accordance with Section 2.3 of this Agreement, to grant
     Buyer the right to demand that Sellers, insofar as legally permissible under applicable law, transfer their respective Exlo Limited Shares to
     Buyer (hereinafter "Call Option"). Buyer intends to accept the Call Option.
     Exlo Limited Shares are hereinafter therefore jointly referred to also as the "Option Shares".

Now, therefore, the Parties agree as follows (hereinafter the "Agreement"):

                                      § 1
                            Subject of the Agreement

The subject of this Agreement are the Sale Shares including the Sellers'
Clearing Account Claims (as defined hereinafter) and all Assumed Liabilities of
Schaeff Grundbesitz GbR (as defined hereinafter).

                                       § 2
                                      Sale

2.1  Sale of Sale Shares. The Sellers hereby sell their respective Sale Shares to the Buyer. The sale shall take economic effect (schuldrechtliche
     Wirkung) as of the Effective Date (as defined hereinafter). The sale includes in particular the following shares:

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -12-
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     (a)  the Schaeff Holding KG Shares;

     (b)  the Schaeff Holding GmbH Shares;

     (c)  the Schaeff Grundbesitz GbR-Shares;

     (d)  the Schaeff Limited Shares;

     (e)  the Schaeff & Co. UK Shares;

     (f)  the Schaeff Service Limited Share;

     The Buyer hereby accepts the sale of the Sale Shares with effect as of the
     Effective Date.

2.2  Clearing Accounts (Verrechnungskonten), Right to Dividends. The Parties are
     in agreement that the claims of the Sellers against (i) Schaeff Holding KG that have been entered into the loan account (Darlehenskonto) as defined in the Schaeff Holding KG Articles of Partnership and (ii) Schaeff Grundbesitz
     GbR that have been entered into the capital accounts (Kapitalkonto) as defined in the Schaeff Grundbesitz GbR Articles of Partnership (e.g. out of
     retained profits, shareholder loans and contributions in kind) as of the
     Closing Date (as defined hereinafter) (hereinafter referred to jointly as the "Sellers' Clearing Account Claims") shall be included in the sale of the respective Sale Shares described above. However and notwithstanding the foregoing, the Parties are in Agreement that the consolidated profits and losses of the Schaeff Group of Companies accrued between January 1, 2001 and the Effective Date (as defined hereinafter) shall solely be due to the
     Sellers. The Parties are furthermore in agreement that the Sellers' right to the consolidated profits and losses of the Schaeff Group of Companies accrued between January 1, 2001 and the Effective Date (as defined hereinafter) shall, however, not be fulfilled by the Companies of the
     Schaeff Group of Companies making corresponding distributions to the
     Sellers but shall instead be included in the preparation of the Closing
     Date Balance Sheet (as defined below) in accordance with the purchase price adjustment mechanism set forth in Section 9 of this

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -13-
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     Agreement. For the avoidance of doubt it is hereby set forth, that there will be, besides the Base Purchase Price Adjustment (as defined below), no further adjustment of the Base Purchase Price. For clarification purposes it is furthermore hereby set forth that the consolidated profits and losses of the Schaeff Group of Companies accrued between January 1, 2001 and the
     Effective Date (as defined hereinafter) shall therefore not be entered into the Clearing Accounts but be included in the calculation of the Aggregated
     Closing Equity Capital (as defined hereinafter) in the preparation of the
     Closing Date Balance Sheet (as defined below). Furthermore it is hereby set forth for clarification purposes that the payment claims of the Sellers which were not entered into the Clearing Accounts and which are resulting out of the agreements listed in Annex 2.2 shall not be affected by the sale of the Sellers' Clearing Account Claims, but remain to be fulfilled by the respective Company of the Schaeff Group of Companies, unless they have been fulfilled entirely before Closing (as defined hereinafter).

2.3  Call Option. Buyer has the irrevocable right to demand that Karl Schaeff sells and transfers his Exlo Limited Shares representing THB 912.000 of the authorized share capital of Exlo Limited in his capacity as Trustee for
     Schaeff Holding KG and all his rights and obligations under the Fiduciary
     Contract with the Trustees holding the preferred shares in Exlo Limited to
     Buyer, insofar as such sale and transfer is legally permissible under applicable law and statutory or similar provisions (hereinafter "the Call
     Option"). The Call Option can be exercised at any time between the date hereof and Closing (as defined hereinafter) by the Buyer informing Karl
     Schaeff in writing that the Call Option is to be exercised (hereinafter
     "Exercising of the Call Option"). Upon receipt of the declaration concerning the Exercising of the Call Option, Karl Schaeff and Buyer shall undertake all reasonable best efforts to conclude a separate share sale and transfer agreement in order to sell and transfer title in the Option Shares and all of Karl Schaeff's rights and obligations under the Fiduciary
     Contract with the Trustees holding the preferred shares in Exlo Limited to
     Buyer as of Closing (as defined hereinafter) (hereinafter referred to as the "Option Agreement"). The Option Agreement shall be substantially similar to the agreement attached to this Agreement as Annex 2.3. The purchase price for the Option Shares and all of Karl Schaeff's rights and obligations under the Fiduciary Contract with the Trustees holding the preferred shares in Exlo Limited to

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -14-
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     Buyer will be Euro 15.000 (in words: Euro fifteen thousand) (hereinafter referred to as the "Option Price"). The Option Price has to be paid in addition to the Base Purchase Price (as defined hereinafter). The details of the sale and the transfer shall be agreed upon between Karl Schaeff and
     Buyer in the Option Agreement. However, the Parties are aware that the sale and transfer of the Option Shares and all of Karl Schaeff's rights and obligations under the Fiduciary Contract with the Trustees holding the preferred shares in Exlo Limited is subject to restrictions of, in particular, the laws of Thailand and that therefore a sale and transfer of the Option Shares and all of Karl Schaeff's rights and obligations under the Fiduciary Contract with the Trustees holding the preferred shares in
     Exlo Limited might be, either in part or in whole, not be possible under applicable law or statutory or similar provisions. In such case, the
     Parties will use reasonable efforts try to seek a solution in order to put
     Buyer into a position which is, from an economic perspective, similar to the position in which Buyer were if a sale and transfer of the Option
     Shares and all his rights and obligations under the Fiduciary Contract with the Trustees holding the preferred shares in Exlo Limited would have occurred. If such solution could not be obtained without making unreasonable efforts, Karl Schaeff shall be entitled to re-transfer the
     Option Shares and all his rights and obligations under the Fiduciary
     Contract with the Trustees holding the preferred shares in Exlo Limited to
     Erling Pakula, Hartwig Schüler or a third party.

                                       § 3
                     Assignment of Sale Shares as of Closing

3.1  Assignment. The Sellers shall assign as of Closing (as defined hereinafter)
     their respective Sale Shares to the Buyer. The Buyer shall accept such assignment (hereinafter the "Assignment"). The Sellers shall assign as of
     Closing (as defined hereinafter) in particular the following shares to the
     Buyer:

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -15-
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     (a)  Hans Schaeff shall assign the following shares:

          (1)  his Schaeff Holding KG Share in the nominal amount of DM
               1,500,000.00;

          (2)  his Schaeff Holding GmbH Share in the nominal amount of DM
               20,000.00;

          (3)  his Schaeff Grundbesitz GbR Share representing 5 % of the Equity
               Capital, unless these shares have at that time already been transferred to Schaeff Holding KG between Signing (as defined hereinafter) and Closing (as defined hereinafter);

          (4)  his Schaeff Limited Shares representing GBP 50.00 of the share capital of Schaeff Limited;

          (5)  his Schaeff
 Co. UK Shares representing GBP 8,265.00 of the
               share capital of Schaeff & Co. UK.

     (b)  Karl Schaeff shall assign the following shares:

          (1)  his Schaeff Holding KG Share in the nominal amount of DM
               1,500,000.00;

          (2)  his Schaeff Holding GmbH Share in the nominal amount of DM
               30,000.00;

          (3)  his Schaeff Grundbesitz GbR Share representing 5 % of the Equity
               Capital, unless these shares have at that time already been transferred to Schaeff Holding KG between Signing (as defined hereinafter) and Closing (as defined hereinafter);

          (4)  his Schaeff Limited Shares representing GBP 50.00 of the share capital of Schaeff Limited;

          (5)  his Schaeff & Co. UK Shares representing GBP 8,265.00 of the share capital of Schaeff & Co. UK.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -16-
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     (c)  Alexander Schaeff shall assign the following shares:

          (1)  his Schaeff Holding KG Share in the nominal amount of DM
               500,000.00;

          (2)  his Schaeff Grundbesitz GbR Share representing 22.5 % of the
               Equity Capital;

          (3)  his Schaeff & Co. UK Shares representing GBP 7,347.00 of the share capital of Schaeff & Co. UK;

          (4)  his Schaeff Service Limited Share representing GBP 1.00 of the share capital of Schaeff Service Limited.

     (d)  Harald Schaeff shall assign the following shares:

          (1)  his Schaeff Holding KG Share in the nominal amount of DM
               500,000.00;

          (2)  his Schaeff Grundbesitz GbR Share representing 22.5 % of the
               Equity Capital;

          (3)  his Schaeff & Co. UK Shares representing GBP 7,347.00 of the share capital of Schaeff & Co. UK.

     (e)  Annette Walser Schaeff shall assign the following shares:

          (1)  her Schaeff Holding KG Share in the nominal amount of DM
               500,000.00;

          (2)  her Schaeff Grundbesitz GbR Share representing 22.5 % of the
               Equity Capital;

          (3)  her Schaeff & Co. UK Shares representing GBP 7,347.00 of the share capital of Schaeff & Co. UK.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -17-
________________________________________________________________________________

     (f)  Peter Schaeff shall assign the following shares:

          (1)  his Schaeff Holding KG Share in the nominal amount of DM
               500,000.00;

          (2)  his Schaeff Grundbesitz GbR Share representing 22.5 % of the
               Equity Capital;

          (3)  his Schaeff & Co. UK Shares representing GBP 7,347.00 of the share capital of Schaeff & Co. UK.

     The Assignment shall be made upon the terms and conditions set out in this
     Agreement, in particular in accordance with the provisions of Section 6 and
     Section 8 of this Agreement. The Sale Shares represent 100% of the shares and/or interest (as the case may be) of each of the Parent Companies. The
     Parent Companies own 100% of the shares and/or interest (as the case may
     be) of each of the Subsidiaries, unless otherwise indicated expressly in
     Annex P 9-A.

3.2  Clearing Accounts (Verrechnungskonten); Right to Dividends. The Parties are
     in agreement that the Sellers' Clearing Account Claims shall be included in the Assignment of the respective Sale Shares described above. However and notwithstanding the foregoing, the Parties are in Agreement that the consolidated profits and losses of the Schaeff Group of Companies accrued between January 1, 2001 and the Effective Date (as defined hereinafter)
     shall solely be due to the Sellers. The Parties are furthermore in agreement that the Sellers' right to the consolidated profits and losses of the Schaeff Group of Companies accrued between January 1, 2001 and the
     Effective Date (as defined hereinafter) shall, however, not be fulfilled by the Companies of the Schaeff Group of Companies making corresponding distributions to the Sellers but shall instead be included in the preparation of the Closing Date Balance Sheet (as defined below) in accordance with the Base Purchase Price (as defined hereinafter) adjustment mechanism set forth in Section 9 of this Agreement. For the avoidance of doubt it is hereby set forth, that there will be, besides the Base Purchase
     Price Adjustment (as defined below), no further adjustment of the Base
     Purchase Price. For clarification purposes it is hereby set forth that the consolidated profits and

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -18-
________________________________________________________________________________

     losses of the Schaeff Group of Companies accrued between January 1, 2001 and the Effective Date (as defined hereinafter) shall therefore not be entered into the Clearing Accounts but be included in the calculation of the Aggregated Closing Equity Capital (as defined hereinafter) in the preparation of the Closing Date Balance Sheet (as defined below). For clarification purposes it is furthermore set forth that the aggregated profits and losses of the Schaeff Group of Companies as from the Effective
     Date (as defined hereinafter) shall solely be due to the Buyer and, with respect to these profits, there shall be no further adjustment of the Base
     Purchase Price.

3.3  Approval, Waivers. In their capacity as shareholders of the Parent
     Companies, the Sellers individually and jointly hereby give their irrevocable approval for the sale of the Sale Shares. In addition, the
     Sellers, individually and jointly, hereby irrevocably dispense with all rights of preemption, initial subscription and/or tender they may be entitled to in view of the Sale Shares. They shall take on or prior to
     Closing (as defined hereinafter) all measures and actions necessary in order to ensure that the Assignment can be executed as of Closing (as defined hereinafter).

                                       § 4
                       Assumption of Debt; Indemnification

4.1  Assumption of Debt. The Buyer shall, with respect to the sale and purchase of the Schaeff Grundbesitz GbR, assume as of Closing (as defined hereinafter) by way of the assumption of debt (Schuldübernahme) and in the place of the Sellers as the previous joint and several debtors, assume the liabilities of Schaeff Grundbesitz GbR for which the Sellers are personally liable and that (i) are listed in Annex 4.1, or (ii) are listed in Section
     4.2 of this Agreement, or (iii) have arisen or which arise in the ordinary course of business between October 31, 2001 and the Closing Date (as defined hereinafter) (hereinafter the "Assumed Liabilities") up to an amount not to exceed EUR 7,500,000.00 (in words: Euro seven million five hundred thousand) in the aggregate (hereinafter the "Maximum Amount of
     Assumed Liabilities") and thereby release the Sellers from all related claims of the

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -19-
________________________________________________________________________________

     creditors (hereinafter the "Assumption of Debt"). Liabilities of Schaeff
     Grundbesitz GbR that are (i) not listed in Annex 4.1 or (ii) are not listed in Section 4.2 of this Agreement or (iii) which were incurred by Schaeff
     Grundbesitz GbR outside the ordinary course of business or (iv) any other liability of Schaeff Grundbesitz GbR by the assumption of which the amount of Assumed Liabilities would exceed the Maximum Amount of Assumed
     Liabilities will not be assumed by Buyer, even if such liability would have been incurred by Schaeff Grundbesitz GbR in the ordinary course of business. The parallel liability of Schaeff Grundbesitz GbR with the jointly held assets (Gesamthandsvermögen) for the Assumed Liabilities shall not be affected by the above. The Buyer shall accept the Assumption of
     Debt.

4.2  Assumption of Bank Liabilities. Within the framework of the Assumption of
     Debt pursuant to Section 4.1 of this Agreement, the Buyer shall as of
     Closing (as defined hereinafter) assume in particular the bank liabilities listed in Annex 4.2 (hereinafter referred to as the "Bank Liabilities"), which have been also listed in the annual financial statements of Schaeff
     Grundbesitz GbR as per December 31, 2000.

4.3  Assumption of Security Agreements. The bank liabilities are partly, but not exclusively, secured by charges on property (Grundpfandrechte) which form part of the Encumbrances. Schaeff Grundbesitz GbR and the Sellers on the
     one side and the relevant creditors for the bank liabilities secured by the charges on property on the other side have concluded security agreements with respect to the charges on property (hereinafter the "Security
     Agreements"). Within the framework of the Assumption of Debt pursuant to
     Section 4.1, the Buyer therefore shall as of Closing (as defined hereinafter) assume the existing Security Agreements for the charges on property with the relevant creditors of the charges on property in place of the Sellers under the provisions (i) that the Sellers withdraw from the security agreements existing to date, and that (ii) the charges on property no longer act as security for any liabilities of the Sellers, and that
     (iii) all personal liability of the Sellers arising from the charges on property is cancelled. The Buyer shall assume the Security Agreements listed in Annex 4.3.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -20-
________________________________________________________________________________

4.4  Consent of Creditors. The Parties shall inform the creditors of the Schaeff
     Grundbesitz GbR in writing immediately upon the conclusion of this
     Agreement of the agreed Assumption of Debt which shall be performed as of
     Closing (as defined hereinafter). The Parties shall make a joint effort and shall take all necessary measures, in particular shall submit all necessary declarations, to ensure that the creditors give their written consent to the agreed Assumption of Debt. This applies in particular with regard to the liabilities and security agreements named in Section 4.2 and Section
     4.3 of this Agreement. In order to obtain the consent of the creditors for the Assumption of Debt, the Buyer and TEREX shall use its reasonable best efforts to offer to the creditors common bank securities as far as possible, unless the bank liabilities are already secured by way of charges on property, chattel mortgages or a co-liability on the part of any of the
     Companies of the Schaeff Group of Companies. If a creditor does not agree to the Assumption of Debt pursuant to Section 4 of this Agreement, the
     Buyer and TEREX shall, after the performance of the Assumption of Debt as of Closing, offer to the Sellers common bank securities with respect to the
     Assumed Liabilities and indemnify the Sellers at first request from all demands made personally to the same by the said creditor on the basis of a liability of Schaeff Grundbesitz GbR (Erfüllungsübernahme, Freistellung auf erstes Anfordern).

4.5  Indemnification of Sellers. The Buyer shall, upon the Assignment pursuant to Section 3 of this Agreement becoming legally effective, use its reasonable best efforts in order to have the respective third Party release the Sellers furthermore from any guarantee (Garantie), surety (Bürgschaft), collateral promise (Schuldmitübernahme) or any other security for debt
     (e.g. security assignments of life insurance policies) which (i) has been issued by the Sellers with respect to the liabilities of the Schaeff Group of Companies and (ii) is listed in Annex 4.5 and indemnify the Sellers upon first request from all claims and demands made by third parties against them under any such security for debt.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -21-
________________________________________________________________________________

                                       § 5
                                 Purchase Price

5.1  Base Purchase Price. The purchase price for the Sale Shares including the
     Sellers Clearing Account Claims amounts to a total of EUR 64,679,000.00 (in words: Euro sixty four million six hundred seventy nine thousand)
     (hereinafter the "Base Purchase Price"). The Base Purchase Price shall be adjusted after Closing (as defined hereinafter) in accordance with the purchase price adjustment mechanism set forth in Section 9 of this
     Agreement.

5.2  Allocation of Base Purchase Price. The Base Purchase Price as well as any adjustment to the Base Purchase Price in accordance with the provisions of this Agreement shall be allocated as follows:

     (a)  The Sellers Clearing Account Claims shall be sold for their nominal value as of Closing;

     (b)  A share of EUR 18,000,000.00 (in words: Euro eighteen million) shall be attributed to the Schaeff Grundbesitz GbR Shares (including the corresponding Sellers Clearing Account Claims);

     (c)  The allocation of the remaining part of the Base Purchase Price as well as any Base Purchase Price Adjustment as defined in Section 9.1 below to each of the Companies of the Schaeff Group of Companies and to each of the Sellers shall be agreed upon between the Parties between the date hereof and the Closing Date (as defined hereinafter)
          in writing, subject however to (a) and (b) above.

5.3  Due Date. The Base Purchase Price shall become due at the Closing Date (as defined hereinafter). No interest shall be incurred on it until that date.

5.4  Methods of payment. The Base Purchase Price shall be transferred to the
     Sellers as follows:

     (a)  A partial amount of EUR 51,679,000.00 (in words: Euro fifty one million six hundred seventy nine thousand) of the Base Purchase Price
          (hereinafter the "Cash Amount") shall be transferred to the Sellers into a

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -22-
________________________________________________________________________________

          joint bank account of the Sellers, the details of which (i.e. exact bank name, sort code and account no. shall be indicated by the Sellers to Buyer in writing at least five (5) Business Days (as defined below)
          prior to Closing (as defined hereinafter). A credit made to the
          Omnibus Account shall have the effect of discharging the Buyer's obligations vis-à-vis the Sellers.

     (b)  The remaining amount of the Base Purchase Price of EUR 13,000,000.00
          (in words: Euro thirteen million) (hereinafter the "Escrow Amount")
          shall be paid into a newly established escrow account to be opened jointly by the Sellers or a Sellers' representative and the Buyer
          (hereinafter the "Escrow Account") at the New York branch of a major international bank or the New York office of a reputable law firm
          (hereinafter the "Escrow Agent"), unless otherwise is set forth in this Agreement. The Escrow Account and the rights of the Sellers or their representative and the Buyers in request thereof, shall be governed by the terms of an escrow agreement to be agreed upon between the Sellers and the Buyer between the date hereof and December 31,
          2001 which shall provide that the Sellers or a Sellers' representative
          (as the case may be) on the one hand and the Buyer on the other hand can only dispose of the sums or property on deposit in Escrow Account on joint instructions (hereinafter referred to as the "Escrow
          Agreement"). The details of the Escrow Account is dealt with in
          Section 5.6 of this Agreement.

     The payment of both the Cash Amount and the Escrow Amount shall be made by wire transfer in immediately available funds in Euro, free of any bank charges.

5.5  Replacement of Escrow Amount by TEREX Common Stock. The Sellers may
     designate by giving corresponding written notice vis-à-vis the Buyer at least five (5) Business Days (as defined below) before Closing (as defined hereinafter) occurs that, instead of the Escrow Amount, a corresponding number of shares of TEREX common stock (hereinafter referred to as "TEREX
     Common Stock") shall serve as escrow amount and shall replace the Escrow
     Amount described above. In such case the following shall take place:

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -23-
________________________________________________________________________________

     (a)  the entire Base Purchase Price shall be paid in its full amount to the
          Omnibus Account in accordance with the provisions set forth in Section
          5.4 (a) of this Agreement; and in return

     (b)  such amount of shares in TEREX Common Stock the value of which equals the Escrow Amount shall be transferred by Sellers, unless otherwise agreed upon between the Parties in writing, to a newly established escrow securities deposit to be opened jointly by the Sellers or a
          Sellers' representative and the Buyer (hereinafter the "Escrow
          Securities Deposit") at the office of the Escrow Agent in New York.
          The Escrow Agreement shall govern the Escrow Securities Deposit as well and shall provide that the Sellers or a Sellers' representative
          (as the case may be) on the one hand and the Buyer on the other hand can only dispose jointly of the Escrow Securities Deposit. The details of the Escrow Securities Deposit is dealt with in Section 5.7 of this
          Agreement. The exact number of shares of TEREX Common Stock to be transferred to the Escrow Securities Deposit shall be the number of shares in TEREX Common Stock obtained by dividing the amount of EUR
          13,000,000.00 (in words: Euro thirteen million) by the Average TEREX
          Common Stock Price (as defined hereinafter) in Euro and rounding up to the nearest whole number of shares of TEREX Common Stock (hereinafter referred to as the "TEREX Escrow Stock"). In order to make such division, the average price of the TEREX Common Stock in Euro will be determined in two consecutive steps as follows:

          (i)  The average price of one share of TEREX Common Stock in United
               States Dollars will be determined by calculating the average of the daily closing sale prices of TEREX Common Stock on the consolidated report of trading of the New York Stock Exchange
               (hereinafter "NYSE") issued for the twenty (20) consecutive trading days ending on the day which is five (5) Business Days
               (as defined below) immediately before the Closing Date (as defined hereinafter) (hereinafter the "Average TEREX Common Stock
               Price").

          (ii) The Average TEREX Common Stock Price in United States Dollars
               shall then be converted into Euro on the basis of the

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -24-
________________________________________________________________________________

               average official Euro Foreign Exchange Reference Rates between central banks within and outside the European System of Central
               Banks issued and published on a daily basis by the European
               Central Bank for the twenty (20) consecutive trading days ending on the day which is five (5) Business Days (as defined below)
               immediately before the Closing Date (as defined hereinafter).

          "Business Day" in terms of this Agreement shall mean any day that is not a Saturday or Sunday or a day on which banks located in New York
          City are authorized or required to be closed. The calculation of the number of shares in TEREX Common Stock to be delivered on Closing (as defined hereinafter) as TEREX Escrow Stock shall be determined by the
          Parties at least three days before the Closing Date (as defined hereinafter).

     (c)  Adjustment of TEREX Common Stock Sale Shares. If, for whatever reason during the time period in which the Average TEREX Common Stock Price will be calculated pursuant to Sub-Section (b) above, TEREX (i) splits or combines the shares of its common stock outstanding; (ii) merges or consolidates with any corporation in a transaction in which the other corporation is the surviving entity; (iii) reorganizes, recapitalizes or reclassifies any of the shares of its common stock; or (iv) effects any transaction having a similar effect, the Parties are obligated to co-operate in order to replace the calculation method set forth in
          Sub-Section (b) above by another calculation method, which corresponds to the sense and purpose of the calculation method initially set forth in Sub-Section (b) above.

5.6  Escrow Account. The Escrow Amount paid into the Escrow Account shall serve to settle warranty claims on the part of the Buyer against the Sellers on the basis of Section 11 and Section 12 of this Agreement (hereinafter
     "Warranty Claims"). The following shall apply with respect to the Escrow
     Account, and the Escrow Agreement shall so provide (as the case may be):

     (a)  Any disposal over the Escrow Account or the Escrow Amount shall only be made jointly by the Sellers or a Seller's representative (as the case may be) and the Buyer by giving written instruction to the Escrow
          Agent. The Parties shall instruct the Escrow Agent accordingly.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -25-
________________________________________________________________________________

     (b)  The Parties shall take all measures reasonably required, in particular make all necessary declarations to the Escrow Agent, in order to ensure that such amount of the Escrow Amount plus any and all interest accrued on such amount shall be transferred from the Escrow Account to
          Buyer which is required to completely satisfy Warranty Claims if and when (i) such Warranty Claims have been acknowledged by Sellers in writing or, to the extent the Sellers did not acknowledge such
          Warranty Claims, (ii) such Warranty Claims have been granted to Buyer by a final arbitral award of the arbitration tribunal pursuant to
          Section 16.6 of this Agreement (hereinafter referred to jointly as a
          "Warranty Case").

     (c)  The Escrow Account shall be closed and the entire Escrow Amount including any and all interest accrued on the Escrow Account shall be transferred to the Omnibus Account or any other bank account designated by the Sellers in writing, if, until June 30, 2003, (i)
          neither Sellers have acknowledged any Warranty Claims asserted against them by Buyer in writing (ii) nor Buyer has instituted arbitration proceedings against one or several of the Sellers in accordance with
          Section 16.6 of this Agreement with respect to Warranty Claims. If, on or before June 30, 2003, Sellers have acknowledged any Warranty Claims asserted against them by Buyer in writing, the provisions of sub-section (b) of this Section 5.6 shall apply and only the remaining amount of the Escrow Amount plus any and all interest accrued on such remaining amount shall be transferred to the Omnibus Account or any other bank account designated by the Sellers in writing. If, on or before June 30, 2003, Buyer has instituted arbitration proceedings against one or several of the Sellers in accordance with Section 16.6 of this Agreement with respect to Warranty Claims, such amount of the
          Escrow Amount plus any and all interest accrued on such amount shall remain on deposit in the Escrow Account which is required in order to completely satisfy such Warranty Claims until a final arbitration award is issued by the arbitration tribunal and only the remaining amount of the Escrow Amount plus any and all interest accrued on such remaining amount shall be transferred to the Omnibus Account or any other bank account designated by the Sellers in writing. The amount remaining on deposit in the Escrow Account plus any and all

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -26-
________________________________________________________________________________

          interest accrued on such amount shall be transferred to Sellers and
          Buyer in accordance with the final arbitral award.

5.7  Escrow Securities Deposit. As a general rule, the provisions of Section 5.6 of this Agreement shall apply analogously with respect to the Escrow
     Securities Deposit, with the following particularities, and the Escrow
     Agreement shall so provide (as the case may be):

     (a)  If and when a Warranty Case occurs, the number of shares of the TEREX
          Escrow Stock required to fulfill the underlying Warranty Claim shall be calculated in the same manner as described in Section 5.5 (b) and
          (c) of this Agreement which shall apply analogously, except that the decisive date for the calculation of the average price of the TEREX
          Common Stock in Euro and the average United States US Dollar - Euro exchange rate shall not be the Closing Date but the first Business Day of the calendar week following the Date on which the Warranty Case had occurred. In such an event, the Buyer and Sellers, or their representative shall instruct the Escrow Agent to execute such stock powers as are necessary for the transfer and assignment to Buyer the appropriate number of shares of the TEREX Escrow Stock, which shall be removed from each individual Seller's shareholdings in the same proportion in which the original deposit of shares into the Escrow
          Securities Deposit was made.

     (b)  If and when a Warranty Case occurs, the Sellers may within a time period of ten (10) working days after Buyer has requested in writing that the underlying Warranty Claim is fulfilled designate at their choice to fulfill the underlying Warranty Claim by making a corresponding payment in immediately available funds in Euro to a bank account designated by Buyer in writing instead of releasing the number of shares of the TEREX Escrow Stock required to fulfill such Warranty
          Claim to Buyer. In such case, the Buyer is obliged to take all measures reasonably required, in particular make all necessary declarations to the Escrow Agent, in order to ensure that the number of shares of the TEREX Escrow Stock required to fulfill such Warranty
          Claim is released from the Escrow Securities Deposit and transferred in the same proportion in which the original

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -27-
________________________________________________________________________________

          deposit of shares into the Escrow Securities Deposit was made to a securities deposit designated by the Sellers in writing without delay.

     (c)  The Sellers may at any time decide to replace the TEREX Escrow Stock in whole or in part by making a payment in immediately available funds in Euro in the corresponding amount into a newly established escrow account. The provisions of Section 5.4 lit (b) and Section 5.6 shall apply mutadis mutandis with respect to such escrow account. In such case, the Buyer is obliged to take all measures reasonably required, in particular make all necessary declarations to the Escrow Agent, in order to ensure that the corresponding number of shares of the TEREX
          Escrow Stock is released from the Escrow Securities Deposit and transferred to a securities deposit designated by the Sellers in writing without delay. The number of shares of the TEREX Escrow Stock to be released from the Escrow Securities Deposit shall be calculated in the same manner as described in Section 5.5 (b) and (c) of this
          Agreement which shall apply analogously. For the avoidance of doubt it is hereby set forth that the cash payment to have one share of TEREX
          Escrow Stock released from the Escrow Securities Deposit is an amount equal to the Average TEREX Common Stock Price in Euro. For the
          avoidance of doubt, it is hereby also set forth that the maximum cash payment required to release the entire TEREX Escrow Stock is therefore
          EUR 13,000,000.00 (in words: Euro thirteen million).

5.8  Value Added Tax. The Buyer shall pay any applicable Value Added Tax (VAT), if any, under any legislation in addition to and together with the Base
     Purchase Price and any increase of the Base Purchase Price in accordance with the terms and conditions of this Agreement. However, the Parties shall use reasonable best efforts to ensure, to the extent this is possible and permissible, that the sale and transfer of the Sale Shares does not become subject to VAT under the applicable VAT legislation.

5.9  Restriction to Right to Set Off. Buyer shall not be entitled to refuse all or in part its performance obligations under this Agreement (especially its obligation to pay the Base Purchase Price and any increase of the Base
     Purchase Price in accordance with the provisions of this agreement) (i.e.
     exclusion of Right of Lien/Unperformed Contract). Buyer's right to set off any claim (according to

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -28-
________________________________________________________________________________

     §§ 387 ff. German Civil Code (BGB)) against the Base Purchase
     Price and any increase of the Base Purchase Price in accordance with the provisions of this Agreement is excluded (i) unless such claim of the Buyer is either acknowledged as such by the Sellers in writing or recognized by a final court decision or (ii) unless otherwise has been agreed upon between the Parties in writing.

                                       § 6
    Pre-Closing Actions, Conditions to Closing, Termination Prior to Closing

6.1  Pre-Closing Actions. Immediately following the Execution of this Agreement, the Sellers and the Buyer (where required) shall perform or, with respect to sub-section (a) (where third party actions are required) and (c) below, use their reasonable best efforts to have performed, before the Closing
     Date and in close co-operation with the Buyer, the following pre-closing actions (hereinafter referred to as the "Pre-Closing Actions"):

     (a)  Other Shareholders' Consent. All third parties who are a shareholder of any of the Companies of the Schaeff Group of Companies that are listed in Annex 6.1-A (referred to hereinafter as "Other
          Shareholders") have provided their written consent to the Sale and
          Transfer of the Sale Shares, insofar this is necessary and have waived all rights of preemption, initial subscription and/or tender they may be entitled to in view of the Sale Shares, as stipulated in the respective Articles of Association, if any;

     (b)  Resignation of Sellers. Certain of Sellers designated by Buyer in writing at least within 10 working days before the Closing Date (as defined hereinafter) shall have, with effect as of the Closing Date
          (as defined hereinafter) resigned by giving corresponding written notice or been removed from their office (hereinafter the "Resigning
          Sellers"). The Resigning Sellers on the one hand and the corresponding
          Company of the Schaeff Group of Companies on the other hand shall have, in addition and with effect as of the Closing Date entered into a severance agreement to terminate the employment

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -29-
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          agreement of such Resigning Seller with the Schaeff Group of Companies with effect as of the Closing Date. The Sellers' shall ensure that none of the Companies of the Schaeff Group of Companies, nor Buyer or
          TEREX will incur any compensation, cost, expense, liability or obligation in connection with the Sellers' compliance of this
          Pre-Closing Action, except with respect to the pension agreements of
          Karl Schaeff and Hans Schaeff which shall not be affected by any such measure and remain in full force without causing any breach or violation of any of the representations and warranties, covenants or other obligations of the Sellers set forth in this Agreement;

     (c)  Escrow Agreement. The Buyer, the Seller or a representative of the
          Sellers, and the Escrow Agent shall enter into, sign and deliver the
          Escrow Agreement. If, for whatever reason, the Escrow Agreement can not be signed and delivered five (5) Business Days before Closing (as defined below), the provisions of Section 6.6 shall apply.

     The Buyer may at any time between the date hereof and the Closing Date waive the performance of the Pre-Closing Actions set forth in (a) and (b)
     by making a corresponding declaration in writing vis-à-vis the Sellers.

6.2  Conditions to Buyer's Obligations. The obligations of the Buyer under this
     Agreement to accept the assignment of the Sale Shares and to consummate the other transactions contemplated hereby shall be subject to the following conditions:

     (a)  Anti Trust Clearance. The pertinent merger control and anti-trust authorities have, if necessary, approved the transactions contemplated by this Agreement. For the purpose of this provision the approval by the pertinent merger control and anti-trust authorities shall have occurred on the date when (i) either Party receives a written notice of the pertinent merger control and anti-trust authorities stating that the preconditions under which this transaction may be prohibited are not fulfilled or (ii) after the lapse of the time period within the relevant merger control and anti-trust authorities may prohibit this transaction;

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -30-
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     (b)  Other Governmental Approvals. All material governmental filings, notices and authorizations, consents and approvals, if any, to permit the consummation of the transactions contemplated by this Agreement shall have been either made or received, as the case may be;

     (c)  Litigation. No action or proceeding shall have been commenced before a court or other governmental body to restrain or prohibit any of the transactions contemplated by this Agreement;

     (d)  Accuracy of Representations and Warranties. The Representations and
          Warranties given by the Sellers in Section 11 of this Agreement are essentially accurate and true as of the Closing Date (as defined hereinafter), except to the extent that any such Representations and
          Warranties were made as of a specified date and as to such
          Representations and Warranties the same shall continue on the Closing
          Date (as defined hereinafter) to have been essentially accurate and true as of the specific date. A Representation shall cease to be essentially accurate and true only if its inaccuracy materially adversely affects the situation of the Schaeff Group of Companies, taken as a whole, relating to its assets, finance and earnings position.

     The Buyer is entitled to waive all or several conditions to Closing (as defined hereinafter) set out in this Section 6.2, except the condition set out in Section 6.2 lit (a), in whole or in part by making a corresponding written declaration to the Sellers at any time prior or on the Closing Date
     (as defined hereinafter).

6.3  Conditions to Sellers' Obligations. The obligations of the Sellers under this Agreement to assign the Sale Shares and to consummate the other transactions contemplated hereby shall be subject to the following conditions:

     (a)  Anti Trust Clearance. The pertinent merger control and anti-trust authorities have, if necessary, approved the transactions contemplated by this Agreement. For the purpose of this provision the approval by the pertinent merger control and anti-trust authorities shall have occurred on the date when (i) either Party receives a written notice of the pertinent merger control and anti-trust authorities stating that the preconditions under which this transaction may be prohibited are not

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -31-
________________________________________________________________________________

          fulfilled or (ii) after the lapse of the time period within the relevant merger control and anti-trust authorities may prohibit this transaction;

     (b)  Other Governmental Approvals. All material governmental filings, notices and authorizations, consents and approvals, if any, to permit the consummation of the transactions contemplated by this Agreement shall have been either made or received, as the case may be;

     (c)  Litigation. No action or proceeding shall have been commenced before a court or other governmental body to restrain or prohibit any of the transactions contemplated by this Agreement.

     The Sellers are entitled to waive all or several conditions to Closing (as defined hereinafter) set out in this Section 6.3, except the Condition set out in Section 6.3 lit (a), in whole or in part by making a corresponding written declaration to the Sellers at any time prior or on the Closing Date
     (as defined hereinafter).

6.4  Parties' Co-operation. Pending Closing (as defined hereinafter), the
     Parties will co-operate fully and shall use their reasonable best efforts to ensure that all Conditions to Closing (as defined hereinafter) as set out in this Section 6 (hereinafter referred to as the "Conditions to
     Closing") and all Pre-Closing Actions are fulfilled without delay after the
     Signing (as defined hereinafter) of this Agreement. In particular they shall provide each other, as far as this is reasonable, with all information and assistance required to fulfil the Conditions to Closing and the Pre-Closing Actions. With respect to the clearance of all competent merger control and cartel authorities, if any, the Parties shall use their best endeavors and shall co-operate fully as well to obtain such clearance.
     However, the work on the clearance of all competent merger control and cartel authorities is primarily entrusted to the Buyer's outside legal counsel who shall take all necessary measures and make all necessary filings without delay and will co-operate with the Seller's outside legal counsel.

6.5  Termination prior to Closing. If the Conditions to Closing and the
     Pre-Closing Actions as set out in this Section 6 have not been met or waived on or prior to May 31, 2002 (hereinafter "Cut Off Date"), the Buyer on the one hand and the Sellers jointly on the other hand shall be entitled to terminate this Agreement with immediate effect for all Parties by notifying all other Parties. In this case,

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -32.-
________________________________________________________________________________

     Section 15.2; Section 16.1; Section 16.2; Section 16.3; Section 16.6;
     Section 16.7; Section 16.8, Section 16.9 and Section 16.10 shall continue to apply. Section 15.1 shall in such case apply mutadis mutandis for the
     Buyer. As an exception from the foregoing, the Sellers shall not be entitled to terminate this Agreement if and when the Pre-Closing Actions set forth in Section 6.1 (a) and (b) above have not been met or waived by
     Buyer, either in whole or in part. As an additional exception from the foregoing, neither Party shall be entitled to delay Closing or terminate this Agreement, if and when the Pre-Closing Action set forth in Section 6.1
     (c) of this Agreement (delivery of the Escrow Agreement) is not fulfilled within time, with all other Pre-Closing Actions or Pre-Closing Actions being either met or waived by the respective Party. This Agreement may also be terminated at any time by mutual written consent of the Parties to this
     Agreement. The Cut Off Date may be postponed at any time by mutual written consent of the Parties to this Agreement as well.

6.6  Non Delivery of Escrow Agreement. If for whatever reason, the Pre-Closing
     Action set forth in Section 6.1 (c) of this Agreement (delivery of the
     Escrow Agreement) is not completely fulfilled within time while all other
     Pre-Closing Actions or Pre-Closing Conditions are being either met or waived by the respective Party, the Closing (as defined hereinafter) shall occur. Already if and when it becomes apparent, that the Escrow Agreement can not be delivered within time, the Parties shall use their reasonable best efforts, co-operate fully and take all actions and measures required or appropriate to establish - before Closing (as defined hereinafter)
     occurs - a new bank account to be opened jointly by the Seller's or a
     Seller' representative and the Buyer or a Buyer's representative at a major
     German bank (hereinafter referred to as the "Suspense Escrow Account"), with it to be ensured that the Seller's or the Seller' representative (as the case may be) on the one hand and the Buyer or a Buyer's representative
     (as the case may be) on the other hand can only dispose jointly of the sums paid into the Suspense Escrow Account (so-called "und-Konto"). In such case, on Closing (as defined hereinafter) and deviating from Section 5.4
     (b) above, the Escrow Amount shall be paid into the Suspense Escrow Account and remain there, until the Escrow Agreement has been delivered and the
     Escrow Account respectively the Escrow Securities Deposit are in place.
     Section 5.6 shall apply analogously with regard to the Suspense Escrow
     Account. The right of the Sellers to replace the Escrow Amount by the TEREX
     Escrow Stock shall remain unaffected, but be suspended (gehemmt)

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -33-
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     until the Escrow Agreement is being delivered. The Parties shall in such case, however, before, on and after Closing (as defined hereinafter), use their reasonable best efforts, fully co-operate and take all measures and actions required or appropriate in order to achieve a situation which is similar to the situation that would have occurred, if the Pre-Closing
     Action set forth in Section 6.1 (c) of this Agreement (delivery of the
     Escrow Agreement) had been met in time. The Parties shall in particular (i)
     continue to use their reasonable best efforts, fully co-operate and take all measures and actions required or appropriate in order to deliver the
     Escrow Agreement as soon as possible, and as soon as the Escrow Agreement has been delivered and the Escrow Account, respectively the Escrow
     Securities Deposit, have been established (ii) use their reasonable best efforts, fully co-operate and take all measures and actions required or appropriate in order to have the Escrow Amount transferred to the Escrow
     Account. If the Sellers have designated to replace the Escrow Amount by a corresponding number of TEREX Common Stock as foreseen in Section 5.5 above, the Parties shall furthermore use their reasonable best efforts, fully co-operate and take all measures and actions required or appropriate in order to have the TEREX Escrow Stock delivered to the Escrow Securities
     Deposit and to have the Escrow Amount transferred from the Suspense Escrow
     Account to the Omnibus Account or any other bank account designated by the
     Sellers vis-à-vis the Buyer in writing. The delivery of the TEREX Escrow
     Stock to the Escrow Agent and the transfer of the Escrow Amount from the suspense Escrow Account to the Omnibus Account or another bank account (as the case may be) shall be a concurrent condition (Erfüllung Zug um Zug).

                                       § 7
                        Conduct of Business after Signing

7.1  General. Between the date hereof and the Closing Date (as defined hereinafter) the Sellers will ensure that the business of the Schaeff Group of Companies will be conducted with the ordinary course of business and the care of a prudent businessman consistent with past practices. The Sellers shall promptly notify the Buyer of any event which has a material adverse effect on the Schaeff Group of Companies. The Sellers will take all reasonable measures to

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -34-
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     ensure that during the period between the date hereof and the Closing Date
     (as defined hereinafter) the management team listed in Annex 7.1 remains in charge of conducting the business of the Schaeff Group of Companies.

7.2  Consultation. If not to be treated differently as a result of consultations between the Parties, the Sellers shall, with respect to the Companies of the Schaeff Group of Companies and in the period between the date hereof and the Closing Date (as defined hereinafter):

     (a)  use their reasonable best efforts to ensure that the Companies of the
          Schaeff Group of Companies:

          (i)  preserve intact their business organizations;

          (ii) keep available until the Closing Date (as defined hereinafter)
               the services of their present officers, employees and agents;

          (iii) preserve the relationship with its material suppliers, customers, licensors and licensees and others having material business dealings with the Schaeff Group of Companies such that its businesses will not be materially impaired;

     (b)  with the due care of a business man (gebotene Sorgfalt eines
          Kaufmanns) ensure that the Companies of the Schaeff Group of Companies

          (i)  operate their businesses only in the ordinary course of business and consistent with past practices;

          (ii) maintain their properties, machinery and equipment in sufficient operating condition and repair to enable them to operate their businesses in all material respects in the manner in which the businesses are currently operated;

          (iii) continue all material existing insurance policies (or comparable insurance) of or relating to the Schaeff Group of Companies in full force and effect;

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -35-
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          (iv) do not increase Interest Bearing Debt (as defined hereinafter) in the time period between the date hereof and January 1, 2002 above the aggregate of EUR 53,430,000.00 (in words: Euro fifty three million four hundred thirty thousand) and in the time period between January 1, 2002 and the Closing Date above the aggregate of EUR 54,708,000.00 (in words: Euro fifty four million seven hundred eight thousand). The amount of Interest Bearing Debt in terms of this provision shall be calculated in two consecutive steps. First, all such kind of debts which are listed in the consolidated balance sheet for the Schaeff Group of Companies as per December 31, 2000 (which is attached to this Agreement as
               Annex 9.1) as:

               -    payables due to commercial banks (Verbindlichkeiten
                    gegenüber Kreditinstituten); and

               -    payables from the acceptance of drafts and the issuance of promissory notes (Verbindlichkeiten aus der Annahme
                    gezogener Wechsel und der Ausstellung eigener Wechsel)

               shall be added. Then, in the second step, all checks, cash in hand, deposits with Federal Bank and the Federal Postal System
               Bank and deposits with commercial banks (Schecks, Kassenbestand,
               Bundesbank- und Postgiroguthaben, Guthaben bei Kreditinstituten)
               shall be deducted in order to determine the amount of Interest
               Bearing Debt as per the relevant date;

     (c)  ensure that Sellers or the Companies of the Schaeff Group of Companies

          (i)  do not amend the articles of associations, partnership agreements or other relevant organizational documents of the Companies of the Schaeff Group of Companies, except as required by law;

          (ii) do not declare, set aside or pay any dividends or make other distributions of profits or redeem, purchase or otherwise acquire any share capital, or make any repayment of shareholder loans granted by the Sellers to any of the Companies of the Schaeff

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -36-
________________________________________________________________________________

               Group of Companies, except as expressly set forth in this
               Agreement;

     (d)  ensure that the Companies of the Schaeff Group of Companies

          (i)  do not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of their respective assets, tangible or intangible, or incur any material liabilities, except as in the ordinary course of
               business or except as disclosed in Annex 7.2-D;

          (ii) do not discount receivables or auction assets below cost except in the ordinary course of business.

7.3  Resignation of Officers and Directors. The Buyer may designate between the date hereof and the Closing Date (as defined hereinafter) that certain of the Officers and Directors listed in Annex 7.3 shall be removed from their office with effect as of the Closing Date (as defined hereinafter). The
     Buyer may also designate that in such case, the employment contract of such
     Director and Officer be terminated by the respective Company of the Schaeff
     Group of Companies in accordance with the terms and provisions of such employment contract and applicable German law. The Sellers will, between the date hereof and the Closing Date (as defined hereinafter) use their reasonable best efforts to comply with such request. Any compensation, cost, expense, liability or obligation of any of the Companies of the
     Schaeff Group of Companies incurred with the Sellers' compliance of this provision shall be borne solely by the Companies of the Schaeff Group of
     Companies and shall not cause any breach or violation of any of the representations and warranties, covenants or other obligations of the
     Sellers set forth in this Agreement nor shall it have any impact or be reflected on the Closing Date Balance Sheet (as defined below) and the calculation of the Purchase Price Adjustment (as defined below). In order to achieve the latter:

     (a)  Accruals to be made under applicable accounting principles for any compensation, cost, expense, liability or obligation to be paid by any of the Companies of the Schaeff Group of Companies due to the

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -37-
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          Sellers' compliance with this provision shall, for the purpose of the calculation of the Base Purchase Price Adjustment (as defined below), not be made in the Closing Date Balance Sheet (as defined
          hereinafter);

     (b)  the Closing Equity Capital (as defined hereinafter) shall be increased by an amount equal to the amount of any compensation, cost, expense, liability or obligation already paid by any of the Companies of the
          Schaeff Group of Companies due to the Sellers' compliance with this provision before or on December 31, 2001.

                                       § 8
                                     Closing

8.1  Closing Date. After the signing of this Agreement including its Annexes
     (hereinafter referred to as the "Signing"), the performance of the
     Assignment, the Assumption of Debt and the Payment of the Base Purchase
     Price (hereinafter referred to as the "Closing") shall take place on (i)
     the fifth Business Day after all Conditions to Closing as set out in
     Section 6 of this Agreement have been either fulfilled or waived by the respective Party or (ii) if the Parties agree in writing on a different date on which Closing shall occur (hereinafter referred to as the "Closing
     Date"). However, notwithstanding the foregoing provision, the Closing shall take place at the earliest on January 2, 2002.

8.2  Time and Place of Closing. Closing shall take place on the Closing Date at the offices of Gleiss Lutz Hootz Hirsch in Frankfurt at 9:00 a.m. (local time) or at any other place and time agreed upon between the Parties in writing and to the extent required, at further locations as agreed by the
     Parties in writing.

8.3  Actions as of Closing. As of Closing the following actions and measures shall be taken:

     (a)  The Parties shall sign the declaration attached as Annex 8.3-A stating that the Conditions to Closing as set out in Section 6 of this

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -38-
________________________________________________________________________________

          Agreement have been either met or waived completely (hereinafter the
          "Declaration of Completion"). In the Declaration of Completion the
          Sellers shall expressly certify that the Closing Condition set forth in Section 6.2 (d) has been met. Buyer's acceptance of such certification in the Declaration of Completion shall, however, not constitute a waiver by Buyer of any of its rights out of the
          Representations and Warranties given under Section 11 of this
          Agreement;

     (b)  Sellers will deliver to Buyer an Update Disclosure Schedule with regard to the Annexes attached to this Agreement disclosing all relevant matters that have occurred between the date hereof and
          Closing (hereinafter the "Update Disclosure Schedule"). The Update
          Disclosure Letter shall not contain any such matters that have occurred already before the date hereof;

     (c)  The Parties shall, in order to execute and perform the Assignment and the Assumption of Debt, conclude a separate Closing Agreement by means of which the Sale Shares shall be assigned and transferred from the respective Seller(s) to Buyer and by means of which the Assumed
          Liabilities are assumed by the Buyer entirely (hereinafter referred to as the "Closing Agreement"). However, it has to be ensured that the
          Closing Agreement contains provisions in order to ensure that the
          Assignment and the Assumption of Debt shall become effective only if and when (aufschiebende Bedingung in terms of § 158 paragraph 1
          German Civil Code - BGB) the Base Purchase Price has been paid completely and irrevocably into the Omnibus Account and the Escrow
          Account or the Suspense Escrow Account (as the case may be) including any accrued VAT, if any;

     (d)  Buyer shall pay the Base Purchase Price to the Sellers by transferring
          (i) the Cash Amount in its full amount including VAT, if any, in immediately available funds free of any bank charges to the Omnibus
          Account and (ii) the Escrow Amount as agreed upon in Section 5.1 and
          Section 5.4 of this Agreement to the Escrow Account or the Suspense
          Escrow Account (as the case may be), however, subject to the Sellers right set forth in Section 5.5 of this Agreement. If the Sellers (i)

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -39-
________________________________________________________________________________

          exercise their right set forth in Section 5.5 and (ii) this right is not suspended in accordance with Section 6.6 above, the entire Base
          Purchase Price shall be paid by Buyer to Sellers in its full amount including VAT, if any, in immediately available funds free of any bank charges to the Omnibus Account and the appropriate number of shares of
          TEREX Common Stock shall be delivered by Sellers to the Securities
          Deposit Account. The Buyer shall provide the Sellers with a confirmation of the Buyer's bank that the Buyer has given irrevocable instruction to its bank to transfer the Cash Amount and the Escrow
          Amount in immediately available funds, free of any bank charges to the
          Omnibus Account and the Escrow Account or the Suspense Escrow Account
          (as the case may be) as agreed upon in Section 5.4 of this Agreement, however, subject to the Sellers right set forth in Section 5.5 of this
          Agreement (hereinafter referred to as the "Bank Certification"). The signing of the Closing Agreement and the submission of the Bank
          Certification shall be a concurrent condition (Erfüllung Zug um Zug);

     (e)  The Parties shall sign an application for registration with the
          Commercial Register with respect to the Assignment of the Schaeff
          Holding KG Shares in order to have the registration of the Buyer as limited partner with the Commercial Register, indicating the singular succession (Sonderrechtsnachfolge), becoming effective without delay;

     (f)  The Parties shall take all further actions and measures required under applicable law and make all necessary declarations in order to perform the Assignment and the Assumption of Debt.

                                       § 9
                        Adjustment of Base Purchase Price

9.1  Adjustment of Base Purchase Price. The Base Purchase Price for the Sale
     Shares is based on the audited consolidated financial statements as per
     December 31, 2000 of Schaeff Group of Companies submitted by the Sellers

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -40-
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     (hereinafter "Financial Statement as per December 31, 2000") which is attached as Annex 9.1. The Financial Statement as per December 31, 2000
     shows a consolidated Equity Capital for the Schaeff Group of Companies,
     calculated pursuant to § 266 (3) German Commercial Code (HGB) (shares, reserves, profit/loss carried forward and net annual profit/loss)
     (hereinafter referred to as the "Equity Capital") of EUR 31,773,162.65 (in
     words: Euro thirty one million seven hundred seventy three thousand one hundred sixty two and sixty five Cent) (hereinafter "Equity Capital as per
     December 31, 2000") as well as Sellers' Clearing Account claims of EUR
     22,462,618.33 (in words: Euro twenty two million four hundred sixty two thousand six hundred and eighteen and thirty three Cent) (hereinafter
     "Sellers' Clearing Account Claims as per December 31, 2000"). Should the
     sum out of (i) the undiminished Equity Capital of Schaeff Holding KG as per the Closing Date calculated pursuant to § 266 (3) HGB (shares, reserves, profit/loss carried forward and net annual profit/loss)
     (including the aggregated profits and losses of the Schaeff Group of
     Companies as of the Effective Date (as defined hereinafter)) (hereinafter
     "Closing Equity Capital") and (ii) the Sellers' Clearing Account Claims as
     per the Closing Date (hereinafter "Sellers' Clearing Account Claims as per
     Closing"), (the sum out of the Closing Equity Capital and the Sellers'
     Clearing Account Claims as per Closing is hereinafter referred to as the
     "Aggregated Closing Equity Capital"), determined on the basis of a balance sheet drawn up pursuant to Section 9 of this Agreement not be at least equivalent to sum out of (i) the Equity Capital as per December 31, 2000
     and (ii) Sellers' Clearing Account Claims as per December 31, 2000 (the sum
     out of the Equity Capital as per December 31, 2000 and the Sellers'
     Clearing Account Claims as per December 31, 2000 is hereinafter referred to as the "Aggregated Equity Capital as per December 31, 2000"), or should it exceed this amount, the Base Purchase Price shall be adjusted accordingly:

     (a)  If the Aggregated Closing Equity Capital is less than the amount of the Aggregated Equity Capital as per December 31, 2000, the Base
          Purchase Price shall be reduced on a Euro for Euro basis by the amount by which the Aggregated Equity Capital as per the Closing Date is less than the Aggregated Equity Capital as per December 31, 2000
          (hereinafter "Reduction in Base Purchase Price").

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -41-
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     (b)  If the Aggregated Closing Equity Capital exceeds the Aggregated Equity
          Capital as per December 31, 2000, the Base Purchase Price shall be increased on a Euro for Euro basis by the amount by which the
          Aggregated Closing Equity Capital exceeds the Aggregated Equity
          Capital as per December 31, 2000 (hereinafter "Increase In Base
          Purchase Price").

     The Reduction and Increase in the Base Purchase Price shall be referred to together hereinafter jointly as the "Base Purchase Price Adjustment". The final purchase price calculated on the basis of the Base Purchase Price (as defined above) and the Base Purchase Price Adjustment shall be referred to hereinafter as the "Final Purchase Price". For clarification purposes it is hereby set forth that any Base Purchase Price Adjustment shall be solely added to, respectively set off from (as the case may be) the Cash Amount and shall neither increase or decrease the Escrow Amount as defined in
     Section 5.4 above.

9.2  Calculation of the Base Purchase Price Adjustment. If the Base Purchase
     Price has to be adjusted, the Reduction or, respectively, Increase in Base
     Purchase Price shall be charged against the Cash Amount as follows:

     (a)  If the Base Purchase Price is to be reduced, the Reduction in Cash
          Amount shall be re-paid by Sellers to Buyer including VAT, if any, upon first request in immediately available funds, free of any bank charges to a bank account designated by Buyer vis-a;-vis Sellers in writing. Deviating from Section 12.8 below, it is hereby expressly set forth that the Sellers are jointly and severally liable vis-a-vis the
          Buyer for any repayment claim of the Buyer against them due to a
          Reduction in Base Purchase Price.

     (b)  If the Base Purchase Price is to be increased, the Increase in the
          Cash Amount including VAT, if any, shall be due for payment upon first request by the Buyer. It shall be paid into a bank account to be named in writing by the Sellers in immediately available funds, free of any bank charges.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -42-
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9.3  Drawing up of balance sheet. The Parties are in agreement that the
     Aggregated Closing Equity Capital as per the Closing Date shall, if Closing occurs on or prior to January 31, 2002, for the purpose of simplification and irrespective of the exact Closing Date, be determined as per December
     31, 2001. In such case, the Closing Date Balance Sheet (as defined below)
     shall be determined as per December 31, 2001 and shall, for the purpose of this Agreement, serve as the Closing Date Balance Sheet. If Closing occurs later than January 31, 2002, then an interim balance sheet shall be drawn up as per the exact Closing Date and shall serve as Closing Date Balance
     Sheet (as defined below). An accountant or an auditor designated by the
     Sellers shall without undue delay after Closing draw up a balance sheet
     (balance sheet and profit and loss account) as per December 31, 2001 or the
     Closing Date (as the case may be) of the Schaeff Group of Companies in order to determine the Aggregated Closing Equity Capital and the Base
     Purchase Price Adjustment, if any. If the Closing Date Balance is
     determined as per December 31, 2001, it shall be prepared at Schaeff
     Holding KG's expense. If it is determined as per the exact Closing Date it shall be prepared at Schaeff Holding KG's and Buyers expense, each of which shall bear one half of the expenses incurred. In the Closing Date Balance
     Sheet (as defined hereinafter) and deviating from accounting treatment under the German Commercial Code (HGB), all Companies of the Schaeff Group
     of Companies will be consolidated and can also be taken from the preliminary remarks set forth in the Financial Statement as per December
     31, 2000 (as defined above). Such balance sheet shall be prepared on a consolidated basis in accordance with the accounting principles, practices and methods used in the preparation of the Financial Statement as per
     December 31, 2000 and in compliance with generally accepted German accounting principles applying §§ 242 ff. HGB (Grundsätze
     ordnungsgemässer Buchführung) (hereinafter "Closing Date Balance Sheet"), except as otherwise is expressly stated in Annex 9.3 or set forth in
     Section 7.3. Sellers shall have the Closing Date Balance sheet reviewed by
     Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft (hereinafter referred to as "DT"). The Parties shall (i) assist and co-operate with each other and their respective representatives in the preparation of the
     Closing Date Balance Sheet and (ii) have an unrestricted right to information, access to any books, records and reasonable attendance whilst the Closing Balance Sheet is being drawn up and subsequently reviewed by
     DT. The reviewed Closing Date Balance Sheet, the Aggregated Closing Equity
     Capital and the Base Purchase Price Adjustment, if

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -43-
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     any, shall be submitted to the Buyer and the Sellers at the latest 150 days after the Closing.

9.4  Inspection by Parties. The Parties are entitled to inspect the Closing Date
     Balance Sheet and to inspect all the relevant documents and books for this purpose. The Parties shall inform each other in writing whether they agree with the Closing Date Balance Sheet, the Closing Equity Capital and the
     Base Purchase Price Adjustment, if any, or whether they have any objections to the accuracy thereof at the latest 75 days after the Closing Date
     Balance Sheet, the Aggregated Closing Equity Capital and the Base Purchase
     Price Adjustment, if any, is submitted. If the Parties agree with the
     Closing Date Balance Sheet, the Aggregated Closing Equity Capital and the
     Base Purchase Price Adjustment, if any, or if the Parties fail to raise any objections with the other Parties within 75 days, the Closing Date Balance
     Sheet, the Aggregated Closing Equity Capital and the Base Purchase Price
     Adjustment, if any, shall be deemed binding for the purposes of this
     Agreement. If one Party informs the other Party of objections concerning the accuracy of the Closing Date Balance Sheet, the Aggregated Closing
     Equity Capital and the Base Purchase Price Adjustment, if any, within the correct period, the Parties shall attempt to resolve the differences in opinion. Those parts of the Closing Balance Sheet to which no objections have been raised shall be deemed binding for the purpose of this Agreement.

9.5  Decision by Arbitrator. If the Sellers and the Buyer fail to come to an agreement within a period of 30 days after one Party informs the other
     Party of any objections within the correct period, a decision shall be made with binding effect for the Parties by an auditor acting as arbitrator, who shall be appointed jointly by the Sellers and the Buyer within a period of a further 15 days. If the Sellers and the Buyer also fail to agree on an arbitrator, at the request of either the Sellers or the Buyer, the Institut der Wirtschaftsprüfer e.V., Düsseldorf (Institute of Auditors) shall appoint an auditing company as arbitrator. Said auditing company may not act as auditor for one of the Parties. Before reaching his decision, the arbitrator shall give the Sellers and the Buyer an opportunity to state their position. The arbitrator shall inform the Sellers and the Buyer of his decision, stating the reasons for it in writing, within a period of 30 days after being appointed. The arbitrator shall decide also on whether objections have been raised within in the time period set forth in Section
     9.4 above. The

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     arbitrator shall furthermore decide on how the costs for the arbitration procedure are to be borne pursuant to §§ 91 ff. Code of Civil
     Procedure (ZPO).

9.6  Auditors of the Parties. The Parties are entitled to arrange for a member of the legal or accounting professions to conduct and exercise their tasks and rights stipulated in Section 9.3, Section 9.4 and Section 9.5.

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                                      § 10
                      Real Estate, Charges of Real Property

10.1 Transfer of Real Estate. The Real Estate belongs to the jointly owned assets of Schaeff Grundbesitz GbR. The Parties hereby clarify that with the transfer of the Schaeff Grundbesitz GbR Shares after or on the basis of this Agreement, the Real Estate shall also be transferred to the Buyer.

10.2 Correction of Land Register. The Parties hereby apply for the Land Register to be corrected in view of the Assignment in the event that the conditions precedent pursuant to the Closing Agreement as set out in this Agreement are met. The Parties know that the Land Register can only be corrected once the clearance certificate has been issued by the pertinent tax office.

                                      § 11
                           Warranties given by Sellers

Warranties. As of Signing and as of Closing the Sellers represent and warrant to the Buyer that the following is correct and complete, with no further warranties being given unless agreed otherwise elsewhere in this Agreement and except as disclosed in the Annexes, including the Update Disclosure Schedule, subject, however, to the qualifications set forth in Section 11.22 below, as of Closing:

11.1 Legal situation of the Schaeff Group of Companies. The information given in nos. 1 to 9 in the Preamble is correct and complete. The extracts from the commercial register for the Parent Companies attached as Annex 11.1-A are complete and correct. There are no facts for which an application for entry in the Commercial Register of the Parent Companies ought to be or has been filed, but which have not yet been entered in the extract from the commercial register attached as Annex 11.1-A, unless indicated otherwise by
     Annex 11.1-B. The Sale Shares are free from rights of third parties. In particular, they have not been assigned, attached, pledged or encumbered with third party rights in any other way.

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11.2 Economic situation of the Schaeff Group of Companies. The Companies of the
     Schaeff Group of Companies are, unless indicated otherwise in Annex 11.2, not over-indebted or insolvent according to commercial law or insolvency law, no application has been filed for insolvency proceedings to be initiated against the assets of any of the Companies of the Schaeff Group of Companies and to the best of the Sellers' knowledge, there is, unless indicated otherwise in Annex 11.2, no threat of indebtedness or insolvency
     (under commercial or insolvency law) or an application for insolvency proceedings against the assets of any of the Companies of the Schaeff Group of Companies. However, and notwithstanding the foregoing, there is, in particular with respect to the Companies of the Schaeff Group of Companies listed in Annex 11.2, no obligation under applicable law, for any of the
     Companies of the Schaeff Group of Companies to initiate insolvency proceedings. The Sellers have not resolved the liquidation of any of the
     Companies of the Schaeff Group of Companies, nor do they intend to do so.

11.3 Sellers' power of disposal. The Sellers have the necessary legal power to enter into this Agreement and to meet all obligations arising from this
     Agreement. Neither the conclusion, the execution nor the implementation of this Agreement:

     (a)  constitute a breach of any provision in the Articles of Association or other company provisions of any of the Parent Companies, or

     (b)  constitute a breach of any contract or other agreement to which the
          Sellers are a party.

11.4 Sale Shares. The Sellers are the legal and economic owners of the Sale
     Shares, which are at their free disposal. The Sale Shares are free from all rights of third parties. Neither the sale nor the transfer of the Sale
     Shares requires the consent of persons who are not parties to this
     Agreement.

11.5 Shareholdings. Annex 11.5 contains a complete list of all interests the
     Parent Companies have in other companies. These shareholdings continue to exist and the relevant companies have been duly established.

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11.6 Annual Financial Statements. The Sellers have submitted complete copies of the annual financial statements of the Parent Companies as per December 31,
     2000, which are attached as Annex 11.6-A, as well as an aggregated balance sheet for the Schaeff Group of Companies as per December 31, 1999 and a
     consolidated balance sheet for the Schaeff Group of Companies as per
     December 31, 2000, which are attached as Annex 11.6-B, (hereinafter the
     "Annual Financial Statements"). The Annual Financial Statements, except the aggregated balance sheet for the Schaeff Group of Companies as per December
     31, 1999, have been drawn up pursuant to statutory provisions and in accordance with the local generally accepted accounting principles
     (Grundsätze ordnungsgemässer Buchführung und Bilanzierung). The annual financial statements of Schaeff Holding KG and the aggregated balance sheet for the Schaeff Group of Companies as per December 31, 1999 as well as the consolidated balance sheet for Schaeff Group of Companies have, however, not been prepared in accordance with the provisions set out in the
     KapCoRiLiG but in the form as described in the preliminary remarks of the annual financial statement of Schaeff Holding KG, the aggregated balance sheet for the Schaeff Group of Companies as per December 31, 1999 and the
     consolidated balance sheet for Schaeff Group of Companies. Besides this, the Annual Financial Statements of Schaeff Holding KG have been drawn up pursuant to the statutory provisions and in accordance with the German generally accepted accounting principles as well. The Annual Financial
     Statements, to the best of the Sellers' knowledge, present a true and fair view of the situation of the Parent Companies relating to their asset, finance and earnings position. The balance sheet items have been carried forward from the last date of the balance sheet in accordance with consistent, legally permissible principles of valuation, and the rights to discretionary accounting and valuation have always been exercised consistently subject to amendments in the valuation caused by inspections of the business carried out by the tax authorities, unless indicated
     otherwise in the Annual Financial Statements.

11.7 No Material Adverse Effect. The business of the Parent Companies as well as of the Subsidiaries has been conducted with the due care of a business man
     (Sorgfalt eines ordentlichen Kaufmanns) between January 01, 2001 and the
     Signing of this Agreement. Nothing has arisen which could reasonably be expected to materially adversely affect the situation of the Schaeff Group of

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     Companies, taken as a whole, relating to its assets, finance and earnings position, which the Buyer has not been informed of prior to signing.

11.8 Real Estate. Annex P 11 contains excerpts of the Land Register - if applicable - of the Real Estate. With the exception of the Real Estate, the
     Schaeff Group of Companies does not own any real property or rights equivalent to real property, unless indicated otherwise in Annex 11.8-A.
     The Buyer knows of the encumbrances on the Real Estate, that are registered in the land register. The real property listed in Annex 11.8-A is free from the rights of third parties and property liens, unless indicated otherwise in Annex 11.8-A and in Annex 11.8-B.

11.9 Intellectual Property Rights. The Companies of the Schaeff Group of
     Companies own all intellectual property rights listed in Annex 11.9
     (trademarks, patents, utility models and any other domestic or foreign industrial property rights) (hereinafter "Intellectual Property Rights").
     The Companies of the Schaeff Group of Companies hold all the intellectual property rights used at present within the framework of the business operations of the Companies of the Schaeff Group of Companies and those which are essential for business operations. All of these Intellectual
     Property Rights have been duly registered with, filed in or issued by, as the case may be, responsible authorities under the relevant jurisdiction.
     To the best knowledge of the Sellers, none of the Companies of the Schaeff
     Group of Companies is infringing the intellectual property rights of third parties.

11.10 Assets of the Companies. The Parent Companies own the fixed assets
     (Gegenstände des Anlagevermögens) shown in the respective Annual
     Financial Statements and the fixed assets movement schedule
     (Anlagenspiegel) of the consolidated annual financial statement of the
     Schaeff Group of Companies as of December 31, 2000, which is attached to this Agreement as Annex 9.1, unless individual objects belonging to the collection of assets have been sold or replaced in the ordinary course of business or are listed in Annex 11.10-A. The assets are free from the rights of third parties, unless indicated otherwise by Annex 11.10-B, other
     Annexes to this Agreement or common reservations of title
     (Eigentumsvorbehalte). The objects belonging to the assets of the Parent
     Companies and all other assets used by the Company are in a good condition taking the age and extent of use thereof into account.

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11.11 Environment. With the exception of the facts referenced by the documents listed in Annex 11.11, there is no material environmental contamination or environmental clean up nor environmental proceedings or material environmental notices concerning the buildings, property or the ground water thereunder of the Parent Companies and the Schaeff Holding KG
     Subsidiaries.

11.12 Employees. Annex 11.12-A contains a complete and accurate list of all employees of the Companies of the Schaeff Group of Companies as of October
     31, 2001 (stating to which Company of the Schaeff Group or Companies the employee in question belongs) except for Exlo Limited, Inter-Techno
     Commerce and Nippon Schaeff. The Companies of the Schaeff Group of
     Companies do not have any pension obligations other than those listed in
     Annex 11.12-B. Annex 11.12-B indicates to which Company the pension obligation in question relates. The Buyer has been informed of the pension agreements between the Companies of the Schaeff Group of Companies and the
     Sellers. There are no labor law disputes other than those mentioned in
     Annex 11.12-C.

11.13 Shop Agreements. A list of all material written shop agreements
     (Betriebsvereinbarungen) of the Companies of the Schaeff Group of Companies
     is contained in Annex 11.13.

11.14 Governmental Authorizations. To the best knowledge of the Sellers, the
     Parent Companies and the Subsidiaries hold all the material governmental authorizations required for its current business operations all of which are still valid and subsisting. The Companies of the Schaeff Group of
     Companies are in compliance in all material respects with all material applicable German laws, rules and regulations currently in effect.

11.15 Litigation, product liability. With the exception of the ordinary collection of debts and the litigation, official proceedings and contentious matters listed in Annex 11.15-A as of seven days before
     Signing, no litigation is pending, and no legal claims have been seriously and expressly asserted against the Companies of the Schaeff Group of
     Companies in writing. There are no product liability cases in view of the products supplied by the Companies of the Schaeff Group of Companies pending (rechtshängig), nor have any product

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     liability claims been seriously and expressly asserted against the
     Companies of the Schaeff Group of Companies in writing since December 31,
     1999 which have not yet been settled, except as disclosed in Annex 11.15-B.

11.16 Lease Agreements. Annex 11.16-A and Annex 2.2 together contain a complete listing and brief description of all real estate lease and tenancy agreements held by the Companies of the Schaeff Group of Companies
     (hereinafter together "Real Estate Lease Agreements"), stating the annual rent and the notice periods for both Parties. None of the Companies of the
     Schaeff Group of Companies is a party as a lessee to any leasing agreement with binding commitments with an annual rental payment of more than Euro
     3,000, except those listed in Annex 11.16-B.

11.17 Insurance policies. Annex 11.17 gives a full and accurate listing of all existing insurance policies held by the Companies of the Schaeff Group of
     Companies. The insurance policies have been taken out with well-known insurance companies. The Companies of the Schaeff Group of Companies have met their obligations arising from the existing and former insurance policies. They are not in default with their obligations from the existing and former insurance policies. Insurance cover similar to the insurance cover existing under the existing insurance policies has been obtained by the Schaeff Group of Companies since 1995 under insurance policies similar to the existing insurance policies, which the Schaeff Group of Companies has taken out with HDI, except D & O insurance cover, which has been taken out no longer than since January 1, 2001,

11.18 Taxes and Tax Declarations. The following is correct in view of taxes and tax declarations:

     a)   All necessary tax declarations and tax returns, including those for social insurance contributions and other declarations and statements regarding taxes, charges and rates including income or corporate tax, trade tax, turnover tax, wage tax, "solidarity supplement" (additional taxes aimed at encouraging economic growth in the former East Germany)
          (Solidaritätszuschlag) and other taxes, social insurance contributions and other public law charges as well as fines, penalties and interest incurred on the same (hereinafter referred to together as "Taxes")
          which the

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          Companies of the Schaeff Group of Companies are obliged to submit before the date hereof in connection with the business operations of the Companies of the Schaeff Group of Companies have been duly submitted to the pertinent authorities in good time.

     b)   Taxes relating to the period up until the date hereof or any business transactions completed in the same period have either been paid by the
          Companies at the time they became due or are covered by reserves in the respective annual financial statements, provided such reserves are to be created in accordance with the generally accepted book keeping and accounting principles. None of the Companies of the Schaeff Group of Companies are in default with the payment of taxes.

11.19 Affiliates' Relationship to the Company. The Companies of the Schaeff
     Group of Companies do not have any outstanding contract, agreement or other arrangement with Sellers or any of his affiliates, i. e. direct family members or companies wholly owned or controlled by any of Sellers or direct family members, which will continue after the Closing except as provided for in this Agreement or any of its Annexes.

11.20 Accounts Receivable. Except as reserved against, all accounts receivable of the Company are bona fide accounts receivable and represent sales actually made in the ordinary course of business and, to the best of
     Sellers' knowledge, shall be (or have been) materially collected when due, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed in a manner consistent with prior practice as reflected on the 2000 Financial Statements.

11.21 Disclosure. No representation or warranty by Sellers contained in this
     Agreement and no information contained in any Annex thereto pursuant hereto or in connection with the transaction contemplated contains or will contain any materially untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. In addition the Buyer and/or
     TEREX have been informed by the Sellers and/or their advisers about all information and facts, including documents and agreements, which, with respect to the Schaeff

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     Group of Companies as a whole, are of material importance for a prospective
     Buyer in order to make a proper investment decision.

11.22 Restriction. Any liability on the part of the Sellers in view of facts and information given to the Buyer in this Agreement and its Annexes thereto including the disclosure letter in Annex 11.22 is excluded. With respect to matters that have occurred between the date hereof and January 31, 2002, any liability on the part of the Sellers in view of facts and information given to the Buyer in the Update Disclosure Schedule is excluded only insofar and to the extent that it is already reflected as a liability or covered by accruals in the Closing Date Balance Sheet or compensated by payments of any insurance. If this is not the case, the disclosure made in the Update Disclosure Schedule shall not lead to a exclusion on the
     Sellers' liability as set forth in Section 11 and Section 12 of this
     Agreement. With respect to matters disclosed in the Update Closing Schedule that have occurred after January 31, 2002, any liability shall be reflected as a liability or covered by accruals in the Closing Date Balance Sheet, if so required and appropriate under the accounting principles and treatment set forth in Section 9.3 of this Agreement, and liability on the part of the Sellers is limited by the amount reflected or accrued for in the
     Closing Date Balance Sheet, unless otherwise provided for in this provision. Notwithstanding the foregoing the Parties are in agreement that any disclosure made in the Update Disclosure Letter shall, no matter whether it relates to the time period between the date hereof and January
     31, 2002 or the time period between January 31, 2002 and the Closing Date, however, have no impact (i) on the condition to Buyer's obligations under this Agreement set forth in Section 6.2 (d) and the Buyer's right arising thereof not to accept the Assignment of the Sale Shares, but - if the further requirements set forth in this provision are met - to terminate the
     Agreement in accordance with Section 6.5, (ii) the Seller's obligations set forth in Section 7 and any liability of the Sellers arising vis-à-vis the
     Buyer in case of a non compliance with these obligations and (iii) the Base
     Purchase Price Adjustment mechanism set forth in Section 9 of this
     Agreement. For purposes of this Agreement, with respect to any matter that is disclosed in any Annex or the Updated Disclosure Schedule in such a way as to disclose information called for by another Section or Annex of this
     Agreement, such matter shall be deemed to have been disclosed in

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     response to such other Section or Annex, notwithstanding the omission of any appropriate cross reference thereto.

                                      § 12
                                 Warranty Claims

12.1 Claims of the Buyer. If it becomes apparent that the warranties given by the Sellers in this Agreement are not accurate, the Sellers shall place the respective Company in the position that it would be in if the warranties were correct. The Buyer shall only be entitled to payment after (i) the
     Buyer has granted the Sellers an appropriate period of at least 30 days
     (hereinafter "Rectification Period") in which to bring about the warranted situation (hereinafter "Rectification") and the Sellers fail to remedy the defects within the said rectification period or (ii) if it can be proven that rectification is not possible.

12.2 Warranty Concerning Tax. If the warranties pursuant to Section 11.18 (Taxes and Tax Declarations) of this Agreement are violated, the Sellers shall be obliged to reimburse the respective Company the due taxes and/or interest payments (minus reimbursement of interest) (hereinafter referred to as
     "Additional Taxes") provided and to the extent that these Additional Taxes
     (i) relate to the business operations of the Companies of the Schaeff Group of Companies until December 31, 2000 and (ii) no reserves have been created in the annual financial statements for these tax and interest payments and
     (iii) that such tax payments do not lead to a Tax Shortfall (Mindersteuer)
     (as defined hereinafter) in the future. When calculating any claims the
     Buyer may have to reimburse pursuant to sentence 1, any tax refunds granted to the respective Company in connection with their business operations until December 31, 2000 shall be offset against the additional taxes. This shall apply irrespective of whether a tax payment within the meaning of sentence 1 and the tax refund to be offset against it refer to the same or different Companies of the Schaeff Group of Companies and irrespective of to which of the business years prior to December 31, 2000 the relevant tax refund/subsequent tax payment refers. A "Tax Shortfall" in terms of this
     Agreement shall exist, if the facts, upon which the Additional Taxes which
     Buyer is to be indemnified against are based, lead (i) on the basis of the existing structure and (ii) on the basis of assumed profits for the relevant years to a tax shortfall (Mindersteuer) in the subsequent years.
     In order to determine the exact amount of the Tax

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     Shortfall in the future, the Tax Shortfall shall be discounted on the basis of an interest rate of five percent (5%) per year.

12.3 Exclusion. Any liability of the Sellers shall be excluded to the extent that the claims of the Buyer (i) are compensated by payments of any insurance, or (ii) are reflected as a liability or covered by accruals in the Closing Date Balance Sheet or (iii) if Buyer or TEREX knew (positive
     Kenntnis) as of the date hereof of the incorrectness of such representation and warranty.

12.4 Basket. The Buyer shall only be entitled to claim compensation if the claims exceed the threshold of EUR 250,000.00 (in words: Euro two hundred fifty thousand) individually or jointly, and then shall be recoverable completely.

12.5 Cap on Claims. The Sellers shall not be liable for any claims on the part of the Buyer based on this Agreement exceeding the Escrow Amount of EUR
     13,000,000.00 (in words: Euro thirteen million), except for claims based upon Sections 11.3 and 11.4.

12.6 Third Party Claims. In the event that claims are asserted against the
     Companies of the Schaeff Group of Companies for which Buyer demands indemnification from the Sellers, the Buyer shall promptly notify the
     Sellers about such claim and provide them with all reasonable information on such claim. The Parties shall then evaluate jointly the merits of such claim, seek to reach agreement as to and mutually assist each other in defending such claims. Within a time period of thirty (30) days after notification of the Sellers by Buyer about a claim being asserted against the Companies of the Schaeff Group of Companies for which Buyer demands indemnification from the Sellers, the Parties shall use their reasonable best efforts to come to a mutual agreement about who of them will defend the Companies of the Schaeff Group of Companies against such claim. If the
     Parties fail to come to an agreement in such time period, then the Buyer shall be entitled to defend the Companies of the Schaeff Group of Companies against such claim with counsel selected by him (subject to the consent of the Sellers, which consent shall not be unreasonably withheld) as long as the Buyer is conducting a good faith and diligent defense. The Sellers shall at all times have the right to fully participate in the defense of a third party claim at their own expense directly or through counsel and the
     Buyer shall provide them with any and all reasonable

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     information on the claim and the defense. If such good faith and diligent defense is not being or ceases to be conducted by the Buyer, the Sellers shall have the right to undertake the defense of such claim (with counsel selected by them, subject to the consent of the Buyer, which consent shall not be unreasonably withheld). In such case, the Buyer shall at all times have the right to fully participate in the defense of a third party claim at his own expense directly or through counsel. Notwithstanding the foregoing and as a matter of principle, with respect to third party claims, the Parties agree to co-operate in good faith and will make available such information and assistance that is reasonable to defend such third party claims, no matter whether the Buyer or the Sellers direct the defend against such third party claim. If the defense is being directed by Buyer, the Buyer is only then entitled to accept such claim, enter into negotiations and enter into any kinds of settlement agreements for and on behalf of the Companies of the Schaeff Group of Companies with the prior written consent of the Sellers, which consent will not be unreasonably withheld. Buyer and the respective Company of the Schaeff Group of
     Companies shall also under no circumstances be entitled to make any payments without the prior written consent of the Sellers, unless it is done in accordance with a provisionally or finally enforceable court decision or a provisionally or finally enforceable administrative order
     (including tax orders). The reasonable legal fees and other costs incurred with the defense against a third party claim shall be borne by the Sellers, even if the Buyer is directing the defense against such third party claim.

12.7 Exclusion of More Extensive Claims and Liability. All warranty claims and claims to damages created for the Buyer on the basis of this Agreement are exclusively stipulated in this Section 12. All further warranty claims or claims to damages, in particular, but not limited to, the rescission
     (Wandlung), reduction of the purchase price (Minderung), as well as claims based on a breach of a pre-contractual duty (culpa in contrahendo) and claims to avoid this Agreement for an error (Irrtumsanfechtung) or withdrawal from or subsequent cancellation of this Agreement due to a claim to damages and all other claims of the Buyer, no matter on what legal grounds, are hereby excluded as far as legally possible. For clarification purposes it is hereby set forth that Sellers' liability for any damage caused intentionally (vorsätzlich) shall not be excluded by this Section
     12.7.

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12.8 Several Liability of the Sellers. The Sellers are, except as otherwise is set forth expressly in this Agreement, jointly and severally only liable up to the Escrow Amount of EUR 13,000,000.00 (in words: Euro thirteen million), above which amount any liability of Sellers is excluded except with regard to Section 11.3 and 11.4, for which Sellers are severally liable only.

                                      § 13
                             Statute of Limitations

13.1 Principle. Any claims on the part of the Buyer arising from this Agreement or in relation to this agreement shall become statute barred on June 30,
     2003, unless agreed otherwise in Sections 13.2 and 13.3 and except claims based upon Sections 11.3 and 11.4 to which the statutory regime applies.

13.2 Claims relating to Taxes. Warranty claims based on Section 11.18 (Taxes and
     Tax Declarations) shall become statute-barred 6 (six) months after the relevant final and binding notice of assessment is issued, based on a tax audit covering the period through Closing.

13.3 Environmental Claims. Environmental Claims pursuant to Section 11.11 become statute-barred on June 30, 2004.

                                      § 14
                                 Effective Date

The Effective Date is the Closing Date (0:00 hours) (or any other Date to which the Closing Date is postponed in accordance with this Agreement).

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                                      § 15
              Confidentiality, Announcements, Non-Compete Covenant

15.1 Secrecy, Confidentiality. The Sellers shall after Closing treat all business information, business secrets and technical know-how of the
     Schaeff Group of Companies (hereinafter "Confidential Information")
     confidentially, provided the said Confidential Information is not common knowledge, and shall not use the Confidential Information for themselves or for third parties. The Sellers are entitled to inform third parties of the
     Confidential Information if obliged to do so by law or on the basis of a court or official order.

15.2 Announcements, Press releases. The Parties shall not make any announcements or notifications to third parties, in particular press releases, concerning the circumstances of the conclusion of this Agreement, the contents of the
     Agreement and the actions planned on the basis of this Agreement, before checking the contents thereof with and receiving the written approval of the other Parties, which consent will not be unreasonably withheld or delayed. This obligation to confer and obtain approval shall not exist if one of the Parties is obliged to issue a notification by law or on the basis of a court or official order.

15.3 Non-Compete Covenant. The Sellers will not, for the duration as set forth in Annex 15.3-A and as of the Effective Date:

     (a)  directly or indirectly, engage in any business, activity or operation competitive with the current Business of the Schaeff Group of
          Companies;

     (b)  manufacture, market or sell anywhere in the territories set forth in
          Annex 15.3-B (hereinafter the "Territory") any products presently under development by the Schaeff Group of Companies;

     (c)  directly or indirectly, induce, solicit, aid or assist any other person to induce or solicit, employees, salespersons, agents, consultants, distributors, representatives, advisors, customers or suppliers of the Schaeff Group of Companies in its Business to
          terminate, curtail or otherwise limit their employment or business relationships with the Business of the Schaeff Group of Companies;

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -58-
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     (d)  use the name "Schaeff", or the name "Fuchs" (hereinafter the
          "Protected Names") or any other name similar to the Protected Names for business purposes in the Business of the Schaeff Group of
          Companies.

     The restrictions in this Section 15.3 shall not apply with respect to any acquisition or ownership of the one or several of the Sellers of up to 5%
     of the outstanding equity interests in any publicly traded company engaged in the Business, provided, however, that the Sellers (i) do not participate in the operation or management of such publicly traded company and (ii)
     shall not transfer to such company any proprietary information exclusive to the Business of the Schaeff Group of Companies. The restrictions in this
     Section 15.3 shall also not apply with respect to any shareholding of Karl
     Schaeff in Exlo Limited until the Call Option has been exercised and the
     Exlo Limited Shares as well as Karl Schaeff's rights and obligations under the fiduciary agreements with the Trustees holding the preferred stock in
     Exlo Limited have been transferred to Buyer.

                                      § 16
                                  Miscellaneous

16.1 Continued Co-Operation. The Parties shall co-operate after the Signing of this Agreement in order to execute this Agreement. Each party to the contract shall take all further action, submit all declarations and sign all deeds which are sensibly necessary to implement and complete this
     Agreement and the transactions intended on the basis of this Agreement.

16.2 Joint and several liability of TEREX, Assignment. TEREX shall (i) be bound by the terms and conditions of this Agreement in the same way as the Buyer and shall (ii) be joint and several liable for any and all obligations of
     Buyer under this agreement (Gesamtschuldnerische Haftung) and shall only be released from any such obligations to the extent that these are fully performed by the Buyer. TEREX shall use its best efforts as direct or indirect shareholder of Buyer in order to ensure that Buyer shall perform its obligations under this Agreement entirely. This Agreement and/or parts of this Agreement shall not

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -59-
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     be assigned by any Party to another Party or a third party without obtaining the prior written consent of all other Parties, except as otherwise is expressly set forth in this Agreement. The Buyer shall, however and notwithstanding the foregoing, be entitled to assign (abtreten)
     this Agreement and/or parts of this Agreement to an affiliated enterprise.
     The question whether an assignee shall be deemed as affiliated enterprise shall be determined in accordance with §§ 15 - 19 German Stock
     Corporation Act (AktG). For the avoidance of doubt, it is hereby set forth that such assignment has no impact on the obligations and restrictions imposed on the Buyer and TEREX hereunder.

16.3 Asset Management Companies. The Parties are in agreement that each of the
     Seller shall be entitled to incorporate between the date hereof and the closing Date a asset management limited liability company (Gesellschaft mit beschränkter Haftung) which, as designated by each of the Sellers individually vis-à-vis Buyer in writing before the closing Date, may hold as of Closing all or part of the Sale Shares and/or Assumed Liabilities
     (hereinafter "the Asset Management Companies"). In such case, the Sellers shall ensure that that obligations set forth under this Agreement to sell the Sale Shares and to perform the Assignment shall be performed by the respective Asset Management Company and the Buyer shall accept such Sale and Assignment. In such case the provisions set forth under this Agreement shall apply analogously with respect to each Asset Management Company and the Asset Management Companies shall enter into this Agreement by means of notarial declaration of accession (Beitrittserklärung). The Parties hereby agree to such declaration of accession and the Asset Management Companies entering this Agreement. For the avoidance of doubt, it is hereby set forth that each of the Buyers shall (i) be bound by the terms and conditions of this Agreement in the same way as him/her respective Asset Management
     Companies and the respective Buyer shall (ii) be jointly and severally liable for any and all obligations of his/her Asset Management Companies under this agreement (Gesamtschuldnerische Haftung) and shall only be released from any such obligations to the extent that these are fully performed by his/her respective Asset Management Company.

16.4 Applicable law. This Agreement and the interpretation thereof is exclusively governed by the law of the Federal Republic of Germany, excluding any conflict of laws provisions.

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -60-
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16.5 Language. This Agreement is executed in the English language. The English version is binding. Annexes to this Agreement may be executed in the German language without English translation.

16.6 Tax consequences of this Agreement. Each Party to this Agreement shall be solely responsible for the tax consequences arising from this Agreement for the said party. Should intended or hoped for tax results or consequences not come about (inter alia due to the corporate tax reform currently planned by the Federal government, an amendment to the currently planned corporate tax reform or other amendments to the tax laws), this shall not create any rights against the other Parties to this Agreement, in particular no right to the rescission of the Agreement, to damages or to the adjustment of the Agreement due to frustration of contract.

16.7 Participation in tax inspections. The Sellers are entitled to take part in external tax inspections and other tax inspections or proceedings pursuant to the Tax Code, the Tax Court Code or foreign laws which are introduced or continued after the Closing Date and refer to the taxation periods up until the date of completion. To the extent that the Sellers have a right of participation pursuant to Section 16.7, the Buyer shall inform the Sellers without delay of the relevant inspections and proceedings, in particular in order to allow the Sellers to commission persons under an obligation to maintain confidentiality due to their profession to participate in the relevant inspections and proceedings on their behalf. The Sellers'
     representatives are in particular entitled to take part in initial and final meetings. At the Sellers' request, the Buyer shall ensure that all information necessary for the protection of the Sellers' interests is made available to the Sellers. At the Sellers' request, the Buyer or, respectively, the relevant Company, shall be obliged to file an appeal against tax assessments, other decisions reached by the tax authorities and/or decisions of the tax courts. The costs for such appeals including advance payments for costs and the costs for any litigation conducted by the Buyer or the companies at the request and in accordance with the instructions of the Sellers shall be borne by the Sellers.

16.8 Settlement of disputes. All disputes between the Parties arising from or in connection with this Agreement shall be decided exclusively by an arbitration tribunal in accordance with the rules of arbitration of the
     Deutsche Institution

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -61-
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     für Schiedsgerichtsbarkeit e.V. (DIS). The arbitration tribunal shall consist of three arbitrators and shall have its seat in Frankfurt am Main,
     Germany. In accordance with the valid rules of arbitration of the DIS, the
     Sellers on the one hand and TEREX and the Buyer on the other hand shall each jointly appoint one arbitrator. The third arbitrator shall then be appointed in accordance with the rules of arbitration of the DIS. An award made on the basis of these proceedings is final and binding for the Parties and may, upon application, be declared enforceable by the pertinent state court. An appeal may not be made against the decision of the arbitration tribunal. The award shall also contain a decision concerning the costs of the arbitration proceedings (including remuneration for the arbitrators).
     The language of the proceedings shall be English. Documents originating in
     German can be submitted in German. The provisions in this Section 16.8 shall not prevent or hinder the Parties from asserting their claims vis-à-vis the other Parties arising from this Agreement by seeking a temporary injunction from the pertinent state courts. Section 9.5 shall remain unaffected by the provisions of this Section 16.8.

16.9 Costs. Unless explicitly agreed otherwise in this Agreement, each Party to this Agreement shall bear the costs he himself incurs in connection with the preparation, Signing and performance of this Agreement, including the costs for his advisors. The Buyer shall bear the costs for the recording of this Agreement by a notary and the costs for any further necessary notarial deeds, commercial register applications and any turnover, transfer or acquisition tax (e.g. Real Estate Transfer Tax - Grunderwerbssteuer)
     incurred by this Agreement and its completion, which is to be paid in addition to the Final Purchase Price.

16.10 Severability. Should a provision of this Agreement be or become invalid or unenforceable, or should there prove to be an omission herein, this shall not affect the validity of the remaining provisions. In place of the invalid provision, a valid provision shall be deemed agreed which corresponds to the meaning and purpose of the invalid provision. In the event of an omission, a provision shall be deemed agreed, which corresponds, on the basis of the purpose and meaning of this Agreement, to which the Parties would have agreed had the Parties considered the matter at the outset.

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16.11 Amendments to the Agreement. Amendments and supplements to this Agreement shall be made in writing in order to be legally effective, unless recording by a notary is prescribed by law. This shall also apply for the removal of this clause.

16.12 Annexes. Annex 16.12 contains a list of Annexes to this Agreement which are a component of this Agreement.

16.13 Notices and communications. Notices or other communications relating to this Agreement shall be made in writing and shall either be submitted to the recipient personally in return for confirmation of receipt, sent by registered mail with receipt of delivery or by a recognized courier service, or sent by fax (followed by confirmation of receipt sent by registered mail with receipt of delivery or recognized courier service).
     All notices or other communications shall be addressed to the Parties at the following addresses (or to other Parties or persons and/or other addresses the other parties are informed of by the party for whom the notice was originally intended, with each change only becoming effective upon receipt of the notification of the change):

     (a)  to the Sellers:

          (1)    Karl Schaeff
                 Hofratshalde 16
                 74595 Langenburg
                 Germany
                 Fax: 0049 (0)7905 - 55 66

          (2)    Alexander Schaeff
                 Ödenbühlsteige 12
                 74523 Schwäbisch Hall
                 Germany
                 Tel. 0049 (0) 791 490452
                 Fax. 0049 (0) 791 4993801

          with a copy to:

          Rechtsanwälte Gleiss Lutz Hootz Hirsch
          Prof. Dr. Gerhard Wegen
          Maybachstr. 6
          70469 Stuttgart
          Germany
          Fax: 0049 (0)711 - 855 096

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -63-
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     (b)  to the Buyer and TEREX:

          Terex Corporation
          Attn: General Counsel
          500 Post Road East
          Westport, Connecticut 06880
          USA
          Fax: 001 203 227-1647

          with a copy to:

          Coudert Schürmann
          Herrn Rechtsanwalt Hans-Peter Hansen
          Friedrich-Ebert-Anlage 2-14 City-Haus
          60325 Frankfurt am Main
          Germany
          Fax: 0049 (0) 69 7549-400

Agreement on the Sale and Purchase of Shares as of November 26, 2001   Page -64-
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                                   Signatures

1.   Hans Schaeff                               2.   Karl Schaeff

    ---------------------                           -------------------------

3.   Alexander Schaeff                          4.   Harald Schaeff

    ----------------------                           ------------------------

5.   Annette Walser-Schaeff                     6.   Peter Schaeff

     ---------------------------                     ------------------------

7.   TEREX Corporation                          8.   PPM GmbH

     ---------------------------                     -------------------------